Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280368

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 5 DATED AUGUST 17, 2026

TO THE PROSPECTUS DATED APRIL 10, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated April 10, 2026 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to disclose the origination of a commercial mortgage loan;

•	to disclose the acquisition of an industrial property;

•	to disclose the acquisition of a healthcare property;

•	to disclose the transaction price for each class of our common stock as of September 1, 2026;

•	to disclose the calculation of our July 31, 2026 net asset value (“NAV”) per share for each class of our common stock;

•	to provide an update on the status of our offering;

•	to disclose certain updates to our Prospectus; and

•	to include our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026.

Origination of a Commercial Mortgage Loan

In July 2026, we originated a $42.0 million senior loan to finance the acquisition of a seven-story multifamily property located in Houston, Texas. The loan allows for additional $7.0 million in funding available and matures July 2029 with two additional one-year extension options.

Industrial Property Acquisition

In August 2026, we acquired DuPage Crossing, a 100% leased, light industrial property located in the Central Kane submarket of Chicago, Illinois for $29.1 million.

Healthcare Property Acquisition

In August 2026, we acquired Plaza at Park 51, a 100% leased, medical outpatient building located in Charlotte, North Carolina for $27.2 million.

September 1, 2026 Transaction Price

The transaction price for each class of our common stock for subscriptions accepted as of September 1, 2026 (and repurchases as of August 31, 2026) is as follows:

Transaction Price (per share)
Class T	$11.24
Class S	$11.10
Class D	$11.27
Class I	$11.23

VGN-NREIT-0826P

The transaction price for each of our Class T, Class S, Class D and Class I shares is equal to such class’s NAV per share as of July 31, 2026. A detailed presentation of the NAV per share is set forth below.

The purchase price of our common stock for each class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

July 31, 2026 NAV Per Share

We calculate our NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.nuveenglobalreit.com. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for information on how our NAV is determined. The Advisor is ultimately responsible for determining our NAV. Our properties have been appraised and our commercial mortgage loans have been valued in accordance with our valuation guidelines and such appraisals and valuations were prepared by our independent valuation advisor.

The following table provides a breakdown of the major components of our NAV as of July 31, 2026 ($ and shares in thousands):

Components of NAV	July 31, 2026
Investments in real property	$2,502,293
Investments in commercial mortgage loans	284,099
Investments in real estate debt	170,755
Investments in international affiliated funds	115,444
Investments in real estate-related securities	46,858
Cash and cash equivalents	85,830
Restricted cash	15,919
Other assets	18,936
Debt obligations	(772,189)
Other liabilities	(82,449)
Subscriptions received in advance	(15,027)
Stockholder servicing fees payable the following month(1)	(478)
Non-controlling interests in joint ventures	(76,748)

Net Asset Value	$2,293,243
Net asset value attributable to preferred stock	126

NAV attributable to common stockholders	$2,293,117

Number of outstanding shares of common stock	203,741

(1)

Stockholder servicing fees only apply to Class T, Class S and Class D shares. For purposes of our NAV, we recognize the stockholder servicing fee as a reduction of our NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class T, Class S and Class D shares. As of July 31, 2026, we have accrued under GAAP approximately $32.4 million of stockholder servicing fees payable to the Dealer Manager related to the Class T, Class S and Class D shares sold.

2

The following table provides a breakdown of our total NAV and NAV per share of common stock by share class as of July 31, 2026 ($ and shares in thousands, except per-share data):

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
Net asset value attributable to common stockholders	$112,768	$519,354	$78,316	$1,313,378	$269,301	$2,293,117
Number of outstanding shares	10,029	46,769	6,951	116,966	23,026	203,741

NAV per share	$11.24	$11.10	$11.27	$11.23	$11.70

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the July 31, 2026 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	7.04%	5.91%
Industrial - International	6.35	5.75
Healthcare	7.32	6.46
Multifamily	6.82	5.54
Multifamily - International	4.29	3.70
Grocery Anchored Retail	7.01	5.98
Single Family Housing	7.25	5.50
Office	8.06	7.28
Self-Storage	7.27	5.60

These assumptions are determined by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remained unchanged, the changes listed below would result in the following effects on our investment values:

	Discount Rate (weighted average)		Exit Capitalization Rate (weighted average)
Property Type	0.25% decrease	0.25% increase	0.25% decrease	0.25% increase
Industrial	2.00%	(1.92)%	2.89%	(2.63)%
Industrial – International	1.73	(1.73)	2.47	(2.47)
Healthcare	1.98	(1.92)	2.57	(2.27)
Multifamily	1.92	(1.87)	2.84	(2.67)
Multifamily – International	1.85	(1.98)	5.20	(4.45)
Grocery Anchored Retail	1.86	(1.89)	2.58	(2.42)
Single Family Housing	1.98	(1.91)	2.93	(2.64)
Office	1.94	(1.87)	2.15	(2.01)
Self-Storage	1.80	(1.98)	2.70	(2.70)

Status of our Current Public Offering

In our prior public offerings we sold 214,628,246 shares of our common stock resulting in gross offering proceeds of $2,604,869,559. Our third public offering was declared effective by the SEC and commenced on November 6, 2024. In our third public offering, we are currently offering on a continuous basis up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares in our primary offering and up to $1.0 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold 62,864,595 shares of our common stock in this offering, resulting in gross offering proceeds of approximately $718,102,437. We intend to continue selling shares in this offering on a monthly basis.

3

Prospectus Updates

On August 11, 2026, our board of directors adopted a new non-employee director compensation policy to be effective as of October 1, 2026 (the “Amended Compensation Policy”), which replaces the non-employee director compensation policy adopted by our board of directors on June 27, 2025. The Amended Compensation Policy increases the annual retainer for our non-employee directors from $100,000 to $125,000.

The following disclosure hereby supersedes and replaces the disclosure in the section of the Prospectus titled “Management ––Compensation of Directors” and all other similar disclosures in the Prospectus regarding the compensation of directors.

We compensate each of our non-employee directors who is not affiliated with the Advisor or Nuveen with an annual retainer of $100,000, plus an additional retainer of $20,000 to the chairperson of our audit committee and an additional retainer of $5,000 to the lead independent director. Effective October 1, 2026, we will compensate each of our non-employee directors who is not affiliated with the Advisor or Nuveen with an annual retainer of $125,000, plus an additional retainer of $20,000 to the chairperson of our audit committee and an additional retainer of $5,000 to the lead independent director. We pay 50% of this compensation in cash, unrestricted stock, or a combination thereof in quarterly installments and the remaining 50% in the form of an annual grant of restricted stock based on the most recent transaction price. The restricted stock generally vests one year from the date of grant. We do not pay our directors additional fees for attending board meetings, but we reimburse each of our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings (including airfare, hotel and food). Our directors who are affiliated with the Advisor or Nuveen do not receive additional compensation for serving on the board of directors or committees thereof.

Our board of directors has adopted a stock ownership policy for our non-employee directors, pursuant to which each non-employee director shall be required to own shares of our common stock in an amount not less than three times the amount of the annual cash retainer (prior to any election to receive the cash portion in unrestricted stock) commencing with the later of the fifth anniversary of his or her initial appointment to the board of directors or May 11, 2027.

The following disclosure is added to the “Experts” section of the Prospectus.

The estimated market values of our investments in real property and investments in commercial mortgage loans as of July 31, 2026 presented on page 2 of this Supplement in the section entitled “July 31, 2026 NAV Per Share” have been prepared by SitusAMC Real Estate Valuation Services, LLC, an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations and appraisals. SitusAMC Real Estate Valuation Services, LLC will not calculate or be responsible for our NAV per share for any class of our shares.

The Pennsylvania suitability standard set forth in the “Suitability Standards” section of the Prospectus is hereby deleted.

The Form of Subscription Agreement set forth in Appendix B of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Quarterly Report for the Quarterly Period Ended June 30, 2026

On August 13, 2026, we filed with the SEC our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, a copy of which is attached to this Supplement as Appendix B (without exhibits).

4

Appendix A

Effective 8/17/2026

Subscription Agreement for Shares of Nuveen Global Cities REIT, Inc.
1. YOUR INVESTMENT

Investment Amount: $	Type:	☐ Initial Purchase

☐ Subsequent Purchase

Investment Method

☐ By mail	Attach a check to this agreement. Make all checks payable to: Nuveen Global Cities REIT, Inc.

☐ By wire	Name: Nuveen Alternatives Universal | Bank Name: UMB BANK | ABA: 101000695 | DDA: 9872292030

☐ Broker-dealer/Financial advisor

Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or traveler’s checks are not accepted.

Share Class Selection (required)

☐	Share Class T (minimum initial investment $2,500; minimum additional investment $500)

☐	Share Class S (minimum initial investment $2,500; minimum additional investment $500)

☐	Share Class D (Minimum initial investment $2,500; minimum additional investment $500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

☐	Share Class I (Minimum initial investment $1,000,000, unless waived by Nuveen Securities, LLC; Minimum additional investment $500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

Indicate whether you or your co-investor are a Nuveen Employee, Officer, Director, or Affiliate, please select one below (required)

☐ Not Applicable	☐ Nuveen Employee	☐ Nuveen Officer or Director	☐ Nuveen Affiliate

2. OWNERSHIP TYPE (Select only one)

A. Account Type	B. Account Type Continued

Brokerage Account Number	Brokerage Account Number

☐ Individual Or Joint Tenant With Rights Of Survivorship	☐ IRA

☐ Corporation (please specify type):	☐ ROTH IRA

☐ S-Corporation	☐ SEP IRA

☐ C-Corporation	☐ SIMPLE IRA

☐ Partnership	☐ Other

☐ LLC

Enter the tax Classification (C = C corporation, S = S corporation, P = Partnership)

Note: Check the “LLC box” above and, in the empty space enter the appropriate code (C, S, or P) for the tax classification of the LLC, unless it is a disregarded entity. A disregarded entity should instead check the appropriate box for the tax classification of its owner. (See Form W-9 instructions at www.irs.gov).

☐ If you checked “Partnership” or “Trust,” or checked “LLC” and entered “P” check this box if you have any foreign partners, owners or beneficiaries. (See Form W-9 at www.irs.gov)

☐ Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See Section 3C.)

☐ Community Property

☐ Tenants In Common

☐ Uniform Gift/Transfer To Minors, State of

☐ Pension Plan

☐ Trust (Copy of the trust certificate or first and last pages of the trust agreement including signature page(s) must be attached)

☐ Other

(Section 2 continued on page 2)

(Section 2 continued)

If you are opening any of the account types below, you must complete Appendix A, Entity Beneficial Ownership Certification, in order for the account to be established:

•	Corporation (Copy of the certified articles of incorporation and business license of the corporation must be attached)

•	Limited Liability Company

•	Partnership (Copy of partnership agreement must be attached)

•	Statutory Trust (Copy of the trust certificate or first and last pages of the trust agreement including signature page(s) must be attached)

•	Non-Profit, Foundation or Other §501(c)(3) Entity (Copy of the articles of incorporation must be attached)

Check below if exempt from Beneficial Ownership Certification due to:

☐ Financial Institution regulated by a federal functional regulator
☐ Bank regulated by a state bank regulator
☐ Publicly traded corporation, Ticker/Symbol
☐ Retirement plan covered by ERISA
☐ Sole Proprietorship
☐ Unincorporated Association
☐ Governmental entity

Custodian Information (To be completed by Custodian)

Custodian Name

Custodian Tax ID #

Custodian Phone #

Custodian Address

City State Zip

C. Entity Name – Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name	Entity Tax ID #	Date of Trust	Exemptions (See Form W-9 instructions at www.irs.gov)

Exempt payee code (if any)	Exemption from FATCA reporting code (if any)

Entity Address	City	State	Zip

Jurisdiction (if Non-U.S.) (Attach a completed applicable Form W-8)

3. INVESTOR INFORMATION

A. Investor Name	(Investor/Trustee/Executor/Authorized Signatory Information) (Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name	(MI) Last Name	Gender
Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number
Residential Street Address	City	State Zip
Email Address

Mailing Address (if different from above)	City	State Zip

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien ☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. October 2021)    Country of Citizenship

B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)

First Name	(MI) Last Name	Gender
Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number
Residential Street Address	City	State Zip
Email Address

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. October 2021)	Country of Citizenship

C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

4. ELECTRONIC DELIVERY FORM (Optional)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Nuveen Global Cities REIT, Inc. If you would like to consent to electronic delivery, including pursuant to email, please initial below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

I consent to electronic delivery: (Initials)

Email

(If initialed and Email is blank, the email provided in Section 3A will be used.)

5. SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTION (Select Only One)

(A)  If you are NOT a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are automatically enrolled in our Distribution Reinvestment Plan. If you do NOT wish to be enrolled in our Distribution Reinvestment Plan, and you instead elect to receive cash distributions, check this box and complete the information in section 5(B): ☐

If you are a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in our Distribution Reinvestment Plan. If you wish to enroll in our Distribution Reinvestment Plan, check this box: ☐

You will receive cash distributions if you are NOT enrolled in the Distribution Reinvestment Plan. If you are NOT enrolled in the Distribution Reinvestment Plan, please complete section 5(B) to indicate how you prefer to receive your cash distributions.

(B)  COMPLETE THIS INFORMATION TO RECEIVE CASH DISTRIBTIONS IF YOU ARE NOT PARTICIPATING IN THE DISTRIBUTION REINVESTMENT PLAN

For Custodial held accounts if you elect cash distributions the funds must be sent to the Custodian.

A. ☐ Cash/Check Mailed to the address of record (Available for Non-Custodial Investors only. )

B. ☐ Cash/Check Mailed to Third Party/Custodian
Name/Entity Name/Financial Institution
Mailing Address
City	State	Zip
Account Number (Required)

C. ☐ Cash/Direct Deposit (Non-Custodial Investors Only.) (Section 5 continued on page 5)

(Section 5 continued)

I authorize Nuveen Global Cities REIT, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Nuveen Global Cities REIT, Inc. in writing to cancel it. In the event that Nuveen Global Cities REIT, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name
Mailing Address
City	State	Zip
Your Bank’s ABA Routing Number	Your Bank Account Number

6. PARTICIPATING BROKER-DEALER/FINANCIAL ADVISOR OR REGISTERED INVESTMENT ADVISER (“RIA”) INFORMATION

Nuveen Securities, LLC (“Nuveen Securities”) is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as one holding securities in an account. If Nuveen Securities is your broker of record, then your shares of Nuveen Global Cities REIT, Inc. (the “Shares”) will be held in your name on the books of Nuveen Global Cities REIT, Inc. Nuveen Securities will not monitor your investments, and has not made and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

The financial advisor must sign below to complete the order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. Please note that unless previously agreed to in writing by Nuveen Global Cities REIT, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirms by its signature, on behalf of the broker-dealer or registered investment adviser (“RIA”), as applicable, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (iii) has discussed such investor’s prospective purchase of Shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (v) has delivered or made available a current prospectus of Nuveen Global Cities REIT, Inc. (a “Prospectus”) and related supplements, if any, to such investor; (vi) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that, based on the totality of information received from the client, including the financial position, investment objectives and liquidity needs of the client, such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) is in compliance with any applicable enhanced standard of conduct, including the “best interest” standard applicable to broker-dealers under Rule 15l-1 under the Securities Exchange Act of 1934. The broker-dealer or RIA, as applicable, agrees to maintain records of the information used to determine that an investment in Shares is suitable and appropriate for the investor for a period of six years.

The undersigned further represents and certifies, on behalf of the broker-dealer or RIA, as applicable, it has established and implemented an anti-money laundering compliance program (“AML Program”) reasonably designed to identify the client and that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing AML Program and Customer Identification Program. To the extent permitted by applicable law, the financial advisor or RIA will share information with Nuveen Securities and Nuveen Global Cities REIT, Inc. for purposes of ascertaining whether a suspicious activity report is warranted with respect to any suspicious transaction involving the purchase or intended purchase of Shares. Upon request by Nuveen Securities at any time, the financial advisor or RIA, as applicable, hereby agrees to (i) furnish a written copy of its AML Program to Nuveen Securities for review, (ii) provide certification to Nuveen Securities that the financial advisor or RIA, as applicable, has complied with the provisions of its AML Program, and (iii) furnish information regarding the findings and, if applicable, any remedial actions taken in connection with the most recent testing of its AML Program.

The undersigned further represents and certifies that the investor has granted said financial advisor or RIA a power of attorney with the authority to execute this subscription agreement on the investor’s behalf, including all required representations.

If applicable, the participating broker-dealer or registered investment advisor/RIA must complete all fields in the appropriate section below. By signing this form, the participating broker-dealer or RIA warrants that he or she is duly registered and may sell shares of Nuveen Global Cities REIT, Inc. in the state designated as the investor’s legal residence, as well as the state in which the sale was made.

(Section 6 continued on page 6)

(Section 6 continued)

Registered Representatives complete this section:

☐ Check here if this is a discretionary account.

Broker-Dealer

Registered Representative Name

Registered Representative Mailing Address

City	State	Zip Code

Branch Number	CRD Number

Email Address

Daytime Phone Number

Registered Representative Signature	Date

Broker-Dealer Signature	Date

Branch Manager Signature (If required by Participating Broker-Dealer)
Date

RIAs complete this section:

☐ Check here if this is a discretionary account.

RIA Firm Name	RIA Firm CRD Number

RIA Representative Name

RIA Representative Mailing Address

City	State	Zip Code

RIA Branch Number	RIA Rep IARD Number

Email Address

Daytime Phone Number

RIA Representative Signature	Date

Manager Signature (If required by RIA Firm)
Date

Branch Manager Signature (If required by Participating Broker-Dealer)
Date

7.  SUBSCRIBER SIGNATURES

Nuveen Global Cities REIT, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Nuveen Global Cities REIT, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Nuveen Global Cities REIT, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Note: All Items Must be Read and Initialed

I have received a copy of the Final Prospectus.

	Initials	Initials

I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.

	Initials	Initials
In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.”

	Initials	Initials
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

	Initials	Initials
I am purchasing the Shares for my own account.

	Initials	Initials
I understand that the transaction price per share at which my investment will be executed will be made available at www.nuveenglobalreit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.

	Initials	Initials
I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I under stand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent or through my financial intermediary.

	Initials	Initials
If I am NOT a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, I acknowledge that I will be automatically enrolled in the distribution reinvestment plan unless I elect in Section 5 of this subscription agreement to receive my distributions in cash.

	Initials	Initials
If I am an Alabama resident, I have either (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 or (b) a minimum net worth of $350,000. In addition, my aggregate investment in Nuveen Global Cities REIT, Inc and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Nuveen Global Cities REIT, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
	Initials	Initials
If I am an Arkansas resident, I have either (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 or (b) a minimum net worth of $350,000. In addition, my aggregate investment in Nuveen Global Cities REIT, Inc and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Nuveen Global Cities REIT, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

(Section 7 continued on page 8)	Page 7 of 13

(Section 7 continued)

	Initials	Initials

If I am an Idaho resident, I have either (a) a liquid net worth of $100,000 and annual gross income of $100,000 or (b) a liquid net worth of $350,000.

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a liquid net worth of at least $100,000, or (b) a liquid net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in Nuveen Global Cities REIT, Inc., shares of its affiliates and other public, non-listed direct participation programs does not exceed 10% of my liquid net worth.

	Initials	Initials
If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other similar investments to not more than 10% of such investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments, as determined in conformity with GAAP.
	Initials	Initials
If I am a Kentucky resident, my investment in Nuveen Global Cities REIT, Inc. and its affiliates’ public, non-listed real estate investment trusts may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in Nuveen Global Cities REIT, Inc. and similar direct participation investments not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Massachusetts resident, my investment in Nuveen Global Cities REIT, Inc., its affiliates and other public, non-listed direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Missouri resident, my investment in Nuveen Global Cities REIT, Inc. may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act, my aggregate investment in this offering and in the securities of other public, non-listed REITs may not exceed 10% of my net worth.

	Initials	Initials
If I am a New Jersey resident, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in Nuveen Global Cities REIT, Inc., its affiliates, and other public, non-listed direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.
	Initials	Initials
New Jersey investors are advised that the Class T and S shares will be subject to upfront selling commissions and/or dealer manager fees of up to 3.5% of the transaction price and that Class D shares will be subject to upfront selling commissions of up to 1.5% of the transaction price. Also, Class T and S shares are subject to a distribution and stockholder servicing fee equal to up to 0.85% per annum of the aggregate NAV of the respective outstanding Class T or S shares, respectively, and with respect to the Class D shares, an amount equal to up to 0.25% per annum of the aggregate NAV of the outstanding Class D shares. These fees will reduce the amount of the purchase price that is aggregate NAV of the outstanding Class D shares. These fees will reduce the amount of the purchase price that isavailable for investment and will cause the per-share purchase price to be greater than the estimated value per share that will be reflected on my account statement (by broker-dealers reporting a valuation calculated in accordance with FINRA Rule 2231(c)(1)(A) relating to net investment valuation guidelines). These fees may also reduce the amount of distributions that are paid with respect to Class T, S, and D shares.
	Initials	Initials
If I am a New Mexico resident I may not invest more than 10% of my liquid net worth in shares of Nuveen Global Cities REIT, Inc., shares of its affiliates and other non-traded real estate investment trusts. Investors who are accredited investors, as defined by Rule 501(a) of Regulation D under the Securities Act, are not subject to the foregoing investment concentration limit.
	Initials	Initials
If I am a North Dakota or Tennessee resident, my investment in Nuveen Global Cities REIT, Inc. may not exceed 10% of my net worth.

(Section 7 continued on page 9)	Page 8 of 13

(Section 7 continued)

	Initials	Initials
If I am an Ohio resident, I shall not invest more than 10% of my liquid net worth in Nuveen Global Cities REIT, Inc. and other non-traded real estate investment programs. For these purposes, “liquid net worth’ is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. The conditions does not apply, directly or indirectly, to federally covered securities. The condition also does not apply to purchasers who meet the definition of an accredited investor as defined in rule 501(a) o Regulation D under the Securities Act of 1933, 15 U.S.C.A. 77a, as amended.
	Initials	Initials
If I am an Oregon resident and a non-accredited investor, I may not invest more than 10% of my liquid net worth in Nuveen Global Cities REIT, Inc. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.
	Initials	Initials
If I am a Puerto Rico resident, I shall not invest more than 10% of my liquid net worth in Nuveen Global Cities REIT, Inc., its affiliates, and other public, non-traded REITs.
	Initials	Initials
If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Washington resident, my aggregate investment in Nuveen Global Cities REIT, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Nuveen Global Cities REIT, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
	Initials	Initials
“Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

“Direct participation programs” means REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended.

For purposes of the acknowledgments above, an affiliate of Nuveen Global Cities REIT, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Nuveen Global Cities REIT, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Nuveen Global Cities REIT, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Nuveen Global Cities REIT, Inc., including any partnership in which Nuveen Global Cities REIT, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Nuveen Global Cities REIT, Inc. If you do not have another broker-dealer or other financial intermediary introducing you to Nuveen Global Cities REIT, Inc., then Nuveen Securities, LLC may be deemed to be acting as your broker of record in connection with any investment in Nuveen Global Cities REIT, Inc. For important information in this respect, see Section 6 above. I declare that the information supplied above is true and correct and may be relied upon by Nuveen Global Cities REIT, Inc. I acknowledge that the broker-dealer/financial advisor (broker-dealer/financial advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the broker-dealer/financial advisor of record at any time by contacting Nuveen Global Cities REIT, Inc. at the number indicated below.

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors):

Under penalties of perjury, I certify that:

1)	The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

(Section 7 continued on page 10)	Page 9 of 13

(Section 7 continued)

2)

I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3)	I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and

4)	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Date
Signature of Co-Investor or Custodian (If applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

8. MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Nuveen Global Cities REIT, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify Nuveen Global Cities REIT, Inc. and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Nuveen Global Cities REIT, Inc.

Return to:

Standard Mail:	Overnight Mail:
DST Systems, Inc. PO Box 219307 Kansas City, MO 64121-9307	DST Systems, Inc. 801 Pennsylvania Ave, Suite 219307 Kansas City, MO 64105-1307

Email Delivery:

Nuveen.ai@dstsystems.com

Fax Delivery: (844) 882-0011

For Questions:

Stockholder Services: (833) 688-3368

APPENDIX A

Entity Beneficial Ownership Certification

To help the government fight financial crime, Federal regulation requires us to obtain, verify, and record information about the “Beneficial Owners” of business applicants. Businesses can be abused to disguise involvement in terrorist financing, money laundering, tax evasion, corruption, fraud, and other financial crimes. Requiring the disclosure of key individuals who own or control a legal entity (i.e. the beneficial owners) helps law enforcement investigate and prosecute these crimes.

As defined by relevant Federal regulation, “Beneficial Owners” are:

(1)

an individual with significant responsibility for managing the business (for example, a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, or Treasurer), and

(2)	individuals that directly or indirectly own 25% or more of the business.

For purposes of completing this application, the individual who satisfies (1) above is the “Control Person” and the individuals, if any, who satisfy (2) above are the “Beneficial Equity Owners”.

The number of individuals that satisfy the government’s definition of “Beneficial Owner” may vary. Under Section II, depending on the factual circumstances, up to four Beneficial Equity Owners (but as few as zero) may need to be identified. Regardless of the number of Beneficial Equity Owners identified under Section II, you must provide the identifying information of one Control Person under Section I. It is possible that in some circumstances the same individual might be identified under both sections (for example, the President of Acme, Inc. who also holds a 30% equity interest). Therefore, to complete this Appendix A, you must provide the identifying information of at least one individual under Section I, and up to five individuals in total (that is, one Control Person under Section I and up to four Beneficial Equity Owners that directly or indirectly own 25% or more of the business under Section II).

I. CONTROL PERSON INFORMATION

Control Person Name
Title		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Is the Control Person also a Beneficial Equity Owner who directly or indirectly owns 25% or more of the business:

☐ Yes ☐ No

Citizenship Information | The Control Person is a:

☐ U.S. citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)

☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

II. BENEFICIAL EQUITY OWNER(S) INFORMATION

Are there any other Beneficial Equity Owners who directly or indirectly own 25% or more of the business who you did not previously identify in Section I (Control Person Information):

☐ Yes ☐ No (If yes, please provide the following information for each such Beneficial Equity Owner)

Note: Not-for profit applicants do not need to identify any Beneficial Equity Owners below.

1. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)
☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

2. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)
☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

3. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

(Section 11 continued)

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)

☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

4. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)

☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

III. CERTIFICATION SIGNATURE

I hereby certify, to the best of my knowledge, that the information provided above is complete and correct.

Signature		Date

Name and Title

[1]

For foreign persons without a (SSN/ITIN), attach a copy of your passport and provide the Passport Number and Country of Issuance. In lieu of a passport, foreign persons may also provide a U.S. government-issued Alien ID or other foreign government-issued documents evidencing nationality or residence bearing a photograph or similar safeguard.

VGN-GCRSUB-0826P

Appendix B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to

Commission File Number 000-56273

nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as specified in its Charter)

Maryland	82-1419222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 490-9000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant: No established market exists for the registrant’s common stock.

As of August 13, 2026, there were 10,125,521 outstanding shares of Class T common stock, 47,321,185 outstanding shares of Class S common stock, 6,974,410 outstanding shares of Class D common stock, 118,137,848 outstanding shares of Class I common stock and 23,026,429 outstanding shares of Class N common stock.

PART 1 — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Nuveen Global Cities REIT, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per-share data)

	June 30, 2026	December 31, 2025
Assets
Investments in real estate, net	$1,874,027	$1,802,121
Investment in commercial mortgage loans, at fair value	366,944	375,101
Investment in real estate debt, at fair value	164,132	140,011
Investments in international affiliated funds	114,762	116,984
Investments in real estate-related securities, at fair value	89,719	102,792
Intangible assets, net	82,825	79,277
Cash and cash equivalents	49,995	44,551
Restricted cash	28,502	31,841
Other assets, net	43,486	37,895

Total assets	$2,814,392	$2,730,573

Liabilities and Equity
Credit facility	$433,000	$394,000
Mortgages payable, net	262,650	236,787
Loan participations, at fair value	107,825	108,670
Note payable, at fair value	71,750	71,750
Accounts payable, accrued expenses, and other liabilities	89,487	71,296
Due to affiliates	32,866	36,342
Intangible liabilities, net	35,285	31,493
Subscriptions received in advance	27,606	30,963
Distributions payable	10,354	10,356

Total liabilities	1,070,823	991,657

Redeemable non-controlling interest	254	285
Equity
Series A Preferred Stock	125	125
Common stock - Class T shares, $0.01 par value per share, 500,000,000 shares authorized, 10,146,536 and 12,661,684 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	103	128
Common stock - Class S shares, $0.01 par value per share, 500,000,000 shares authorized, 46,794,281 and 47,558,054 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	470	477
Common stock - Class D shares, $0.01 par value per share, 500,000,000 shares authorized, 6,963,208 and 7,304,472 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	70	73
Common stock - Class I shares, $0.01 par value per share, 500,000,000 shares authorized, 115,468,590 and 108,739,655 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	1,154	1,087
Common stock - Class N shares, $0.01 par value per share, 100,000,000 shares authorized, 23,026,429 and 23,880,039 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	229	238
Additional paid-in capital	2,335,483	2,305,092
Accumulated deficit and cumulative distributions	(645,166)	(597,829)
Accumulated other comprehensive (loss) income	(2,216)	1,894

Total stockholders’ equity	1,690,252	1,711,285
Non-controlling interests	53,063	27,346

Total equity	1,743,315	1,738,631

Total liabilities and equity	$2,814,392	$2,730,573

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Rental revenue	$51,871	$46,118	$99,685	$90,689
Income from commercial mortgage loans	4,946	6,909	9,869	14,166

Total revenues	56,817	53,027	109,554	104,855
Expenses
Rental property operating	16,466	15,957	32,936	31,482
General and administrative	2,914	2,607	5,522	4,406
Advisory fee due to affiliate	7,902	7,599	15,721	15,078
Depreciation and amortization	21,229	19,991	41,546	40,313

Total expenses	48,511	46,154	95,725	91,279
Other income (expense)
Realized and unrealized gain (loss) from real estate-related securities	11,403	(1,528)	16,570	301
Realized and unrealized gain (loss) from real estate debt	535	(191)	(139)	201
Income (loss) from equity investments in unconsolidated international affiliated funds	1,631	1,258	1,882	(1,697)
Unrealized (loss) gain on commercial mortgage loans	(1,960)	112	(3,430)	(423)
Unrealized (loss) gain from interest rate derivatives	(178)	(21)	(88)	51
Unrealized gain on note payable	—	30	—	220
Interest income	2,596	2,700	5,076	4,727
Interest expense	(9,867)	(11,358)	(19,319)	(21,999)

Total other income (expense)	4,160	(8,998)	552	(18,619)

Net income (loss)	$12,466	$(2,125)	$14,381	$(5,043)

Net income attributable to non-controlling interests	13	11	23	14
Net income attributable to preferred stock	4	4	8	8

Net income (loss) attributable to common stockholders	$12,449	$(2,140)	$14,350	$(5,065)

Net income (loss) per share of common stock - basic and diluted	$0.06	$(0.01)	$0.07	$(0.03)

Weighted-average shares of common stock outstanding, basic and diluted	202,724,782	189,474,280	201,851,019	188,139,873

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$12,466	$(2,125)	$14,381	$(5,043)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1,806)	7,889	(4,110)	11,311

Comprehensive income	10,660	5,764	10,271	6,268

Comprehensive income attributable to non-controlling interests	13	11	23	14
Comprehensive income attributable to preferred stock	4	4	8	8

Comprehensive income attributable to common stockholders	$10,643	$5,749	$10,240	$6,246

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Changes in Equity (Unaudited)

(in thousands, except share data)

Three Months Ended June 30, 2026
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at March 31, 2026	$125	$115	$476	$74	$1,119	$234	$2,323,414	$(626,650)	$(410)	$1,698,497	$44,630	$1,743,127
Common stock issued (1)	—	(11)	9	—	62	—	68,089	—	—	68,149	—	68,149
Distribution reinvestment	—	—	3	1	7	—	13,413	—	—	13,424	—	13,424
Common stock repurchased	—	(1)	(18)	(5)	(34)	(5)	(69,475)	—	—	(69,538)	—	(69,538)
Amortization of restricted stock grants	—	—	—	—	—	—	53	—	—	53	—	53
Net income	4	—	—	—	—	—	—	12,449	—	12,453	13	12,466
Distributions on common stock	—	—	—	—	—	—	—	(30,965)	—	(30,965)	—	(30,965)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	9,106	9,106
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(686)	(686)
Distributions on Series A preferred stock	(4)	—	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(1,806)	(1,806)	—	(1,806)
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	(11)	—	—	(11)	—	(11)

Balance at June 30, 2026	$125	$103	$470	$70	$1,154	$229	$2,335,483	$(645,166)	$(2,216)	$1,690,252	$53,063	$1,743,315

Three Months Ended June 30, 2025
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at March 31, 2025	$125	$150	$459	$71	$912	$285	$2,153,704	$(500,860)	$(4,580)	$1,650,266	$3,476	$1,653,742
Common stock issued (1)	—	(6)	14	—	61	—	78,343	—	—	78,412	—	78,412
Distribution reinvestment	—	1	3	1	6	—	12,993	—	—	13,004	—	13,004
Common stock repurchased	—	(1)	(7)	(1)	(30)	(13)	(60,793)	—	—	(60,845)	—	(60,845)
Amortization of restricted stock grants	—	—	—	—	—	—	53	—	—	53	—	53
Net income (loss)	4	—	—	—	—	—	—	(2,140)	—	(2,136)	11	(2,125)
Distributions on common stock	—	—	—	—	—	—	—	(29,408)	—	(29,408)	—	(29,408)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	574	574
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(57)	(57)
Distributions on Series A preferred stock	(4)	—	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	7,889	7,889	—	7,889
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	18	—	—	18	—	18

Balance at June 30, 2025	$125	$144	$469	$71	$949	$272	$2,184,318	$(532,408)	$3,309	$1,657,249	$4,004	$1,661,253

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Changes in Equity (Unaudited)

(in thousands, except share data)

Six Months Ended June 30, 2026
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at December 31, 2025	$125	$128	$477	$73	$1,087	$238	$2,305,092	$(597,829)	$1,894	$1,711,285	$27,346	$1,738,631
Common stock issued (1)	—	(19)	22	2	133	—	158,564	—	—	158,702	—	158,702
Distribution reinvestment	—	1	6	1	15	—	27,242	—	—	27,265	—	27,265
Common stock repurchased	—	(7)	(35)	(6)	(81)	(9)	(155,577)	—	—	(155,715)	—	(155,715)
Amortization of restricted stock grants	—	—	—	—	—	—	131	—	—	131	—	131
Net income	8	—	—	—	—	—	—	14,350	—	14,358	23	14,381
Distributions on common stock	—	—	—	—	—	—	—	(61,687)	—	(61,687)	—	(61,687)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	26,807	26,807
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(1,113)	(1,113)
Distributions on Series A preferred stock	(8)	—	—	—	—	—	—	—	—	(8)	—	(8)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(4,110)	(4,110)	—	(4,110)
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	31	—	—	31	—	31

Balance at June 30, 2026	$125	$103	$470	$70	$1,154	$229	$2,335,483	$(645,166)	$(2,216)	$1,690,252	$53,063	$1,743,315

Six Months Ended June 30, 2025
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at December 31, 2024	$125	$157	$454	$72	$870	$297	$2,122,792	$(468,890)	$(8,002)	$1,647,875	$3,497	$1,651,372
Common stock issued (1)	—	(12)	31	—	126	—	166,772	—	—	166,917	—	166,917
Distribution reinvestment	—	2	6	1	13	—	25,665	—	—	25,687	—	25,687
Common stock repurchased	—	(3)	(22)	(2)	(60)	(25)	(131,079)	—	—	(131,191)	—	(131,191)
Amortization of restricted stock grants	—	—	—	—	—	—	106	—	—	106	—	106
Net income (loss)	8	—	—	—	—	—	—	(5,065)	—	(5,057)	14	(5,043)
Distributions on common stock	—	—	—	—	—	—	—	(58,453)	—	(58,453)	—	(58,453)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	574	574
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(81)	(81)
Distributions on Series A preferred stock	(8)	—	—	—	—	—	—	—	—	(8)	—	(8)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	11,311	11,311	—	11,311
Allocation to redeemable non-controlling interest	—	—	—	—	—	—	62	—	—	62	—	62

Balance at June 30, 2025	$125	$144	$469	$71	$949	$272	$2,184,318	$(532,408)	$3,309	$1,657,249	$4,004	$1,661,253

(1) Common stock issuance includes conversions between share classes; see Note 19.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$14,381	$(5,043)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	41,546	40,313
Unrealized (gain) loss on changes in fair value of real estate-related securities	(9,371)	1,755
Realized gain on sale of real estate-related securities	(5,380)	(58)
Unrealized loss (gain) on changes in fair value of real estate debt	43	(182)
Realized loss (gain) on sale of real estate debt	96	(19)
Unrealized gain on changes in fair value of note payable	—	(220)
Unrealized loss on changes in fair value of commercial mortgage loans	3,430	423
Unrealized loss (gain) on changes in fair value of interest rate derivatives	88	(51)
(Gain) loss from equity investments in unconsolidated international affiliated funds	(1,882)	1,697
Income distributions from equity investments in unconsolidated international affiliated funds	1,278	1,557
Payment-in-kind interest on commercial mortgage loans	(118)	(148)
Straight-line rent adjustment	(3,893)	(814)
Amortization of above- and below-market lease intangibles	(2,079)	(2,076)
Amortization of deferred financing costs	842	290
Amortization of mortgage discount	840	897
Amortization of restricted stock grants	131	106
Change in assets and liabilities:
Decrease in other assets	(1,841)	(1,943)
Increase in accounts payable, accrued expenses and other liabilities	2,487	450

Net cash provided by operating activities	40,598	36,934

Cash flows from investing activities:
Acquisitions of real estate	(104,858)	(60,906)
Origination and fundings of commercial mortgage loans	—	(1,245)
Proceeds from paydown of commercial mortgage loan	4,000	17,163
Capital improvements to real estate	(10,650)	(8,924)
Purchases of real estate-related securities	(38,885)	(35,961)
Proceeds from sale of real estate-related securities	66,842	36,712
Purchases of real estate debt	(44,825)	(38,108)
Proceeds from sale of real estate debt	24,678	18,616

Net cash used in investing activities	(103,698)	(72,653)

Cash flows from financing activities:
Proceeds from issuance of common stock	125,402	134,043
Repurchase of common stock	(143,353)	(121,986)
Offering costs paid	(646)	(584)
Borrowings under credit facility	91,000	40,000
Repayments on credit facility	(52,000)	(10,000)
Borrowings from mortgages payable	27,804	18,227
Payments on mortgages payable	(866)	(657)

	Six Months Ended June 30,
	2026	2025
Payment of deferred financing costs	(197)	(291)
Contributions from non-controlling interests	26,807	574
Payment of offering and organization costs due to affiliate	(493)	(498)
Distributions to preferred stockholders	(8)	(8)
Distributions to non-controlling interests	(1,113)	(81)
Subscriptions received in advance	27,606	25,473
Distributions	(34,424)	(32,488)

Net cash provided by financing activities	65,519	51,724
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(314)	(466)

Net increase in cash and cash equivalents and restricted cash during the period	2,105	15,539
Cash and cash equivalents and restricted cash, beginning of period	76,392	55,764

Cash and cash equivalents and restricted cash, end of period	$78,497	$71,303

Reconciliation of cash and cash equivalents and restricted cash to the Consolidated Balance Sheets, end of period:
Cash and cash equivalents	$49,995	$44,908
Restricted cash	28,502	26,395

Total cash and cash equivalents and restricted cash	$78,497	$71,303

Supplemental disclosures:
Interest paid	$18,433	$21,494
Non-cash investing activities:
Assumption of other assets and liabilities in conjunction with acquisitions of investments in real estate	$295	$20
Reduction of commercial mortgage loans from borrower principal repayments on loan participations	$(1,875)	$—
Payment-in-kind interest on commercial mortgage loans	$118	$148
Accrued purchases of real estate debt	$4,185	$2,300
Accrued purchases of real estate-related securities	$137	$128
Non-cash financing activities:
Accrued distributions	$—	$278
Accrued stockholder servicing fees	$(2,983)	$(1,143)
Distribution reinvestments	$27,265	$25,687
Allocation to redeemable non-controlling interests	$(31)	$(62)
Reduction of loan participations related to commercial mortgage loans borrower principal repayments	$1,875	$—
Accrued offering costs	$—	$14

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Organization and Business Purpose

Nuveen Global Cities REIT, Inc. (the “Company”) was formed on May 1, 2017 as a Maryland corporation and elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2018 and intends to operate in a manner that will allow it to continue to qualify as a REIT. The Company’s sponsor is Nuveen, LLC (the “Sponsor”), a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”). The Company is the sole general partner of Nuveen Global Cities REIT OP, LP, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership has issued a limited partner interest to Nuveen Global Cities REIT LP, LLC (the “Limited Partner”), a wholly owned subsidiary of the Company. The Company was organized to invest primarily in stabilized income-oriented commercial real estate in the United States and a substantial but lesser portion of the Company’s portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. Substantially all of the Company’s business is conducted through the Operating Partnership. The Company and the Operating Partnership are externally managed by Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”), an indirect, wholly owned subsidiary of the Sponsor and an investment advisory affiliate of Nuveen Real Estate (“Nuveen Real Estate”).

Pursuant to a Registration Statement on Form S-11 (File No. 333-222231), the Company registered with the Securities and Exchange Commission (the “SEC”) in its initial public offering up to $5.0 billion in shares of common stock (the “Initial Public Offering”). The Initial Public Offering was declared effective on January 31, 2018 and terminated on July 2, 2021.

Pursuant to a Registration Statement on Form S-11 (File No. 333-252077), the Company registered with the SEC in its follow-on public offering up to $5.0 billion in shares of common stock (the “Follow-on Public Offering”). The Follow-on Public Offering was declared effective by the SEC on July 2, 2021 and terminated on November 6, 2024.

Pursuant to a Registration Statement on Form S-11 (File No. 333-280368), the Company registered with the SEC in its third public offering up to $5.0 billion shares of common stock, consisting of up to $4.0 billion in shares in its primary offering and up to $1.0 billion in shares pursuant to its distribution reinvestment plan (the “Third Public Offering” and together with the Initial Public Offering and the Follow-on Public Offering, the “Offerings”). The Third Public Offering was declared effective by the SEC on November 6, 2024. In the Third Public Offering, the Company is offering to the public any combination of four classes of shares of its common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals the Company’s prior month’s net asset value (“NAV”) per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees.

The Company is conducting a private offering of Class I shares to feeder vehicles primarily created to hold Class I shares, which in turn will offer interests in themselves to investors. The Company is conducting such offering pursuant to an exemption to registration under the Securities Act of 1933, as amended.

On June 6, 2025, the Company, through the Operating Partnership, initiated a private placement program (the “DST Program”) to issue and sell up to $3.0 billion of beneficial interests (“DST Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”), which may be sourced from the Company’s real properties or from third parties.

As of June 30, 2026, the Company had received aggregate proceeds of $3.3 billion from selling shares in the Offerings, unregistered private offerings, and sale of DST interests.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of the Company, its subsidiaries and joint ventures in which the Company has a controlling interest, and in the opinion of management, include all necessary adjustments, consisting of only normal and recurring items, necessary for a fair statement of the Company’s consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the three and six months ended June 30, 2026 and 2025. Results of operations for the interim periods are not necessarily indicative of results for the entire year. These financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the applicable rules and regulations of the SEC. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. Certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed in this report pursuant to the rules of the SEC. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements prepared in accordance with GAAP, and the notes thereto, that are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC. The year-end balance sheet was derived from those audited financial statements.

All intercompany balances and transactions have been eliminated in consolidation. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation

The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities (“VIEs”) whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a VIE and whether the Company is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means. When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Equity method investments for which the Company has not elected the fair value option (“FVO”) are initially recorded at cost and subsequently adjusted for the Company’s pro rata share of net income, contributions and distributions. When the Company elects the FVO, the Company records its share of net asset value of the entity and any related unrealized gains and losses.

Each of the Company’s joint ventures is considered to be a VIE or VOE. The Company consolidates these entities because it has the ability to direct the most significant activities of the joint ventures, including unilateral decision-making on the disposition of the investments.

For select joint ventures, the non-controlling partner’s share of the assets, liabilities and operations of the joint venture is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the joint venture partner’s ownership percentage. Certain strategic partnerships of the Company provide the other partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the other partner is reported within Redeemable Non-Controlling Interests.

For our DST Program, the non-controlling interest represents the proceeds from the syndicated percentages of the DST Offerings. The non-controlling interest is presented as permanent equity on the Company’s Consolidated Balance Sheets because the fair market value purchase option to exchange interests for units of the Operating Partnership or cash is based on the occurrence of a conditional event. See additional information on our DST Program in Note 21. The beneficial owners’ allocation of the DST Program’s income or loss is recorded as net income (loss) attributable to non-controlling interests on the Company’s Consolidated Statements of Operations.

As of June 30, 2026 and December 31, 2025, the total assets and liabilities of the Company’s consolidated VIEs were $208.6 million and $42.0 million, and $95.4 million and $30.6 million, respectively. Such amounts are included on the Company’s Consolidated Balance Sheets.

The Company has limited contractual rights to obtain the financial records of certain of its consolidated single-family housing, retail, student housing, self-storage and direct international portfolios from the operating partner. The operating partner does not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for the portfolios based on reports prepared by and received from the operating partner. Such reports are not available to the Company until approximately 20 days after the end of any given period. As a result, these activities are generally included in the Company’s consolidated financial statements on a one-month lag; however, any significant activity that occurs in the final month of the quarter is recorded in that period.

Investments in Real Estate

In accordance with the guidance for business combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired is not a business, the Company accounts for the transaction as an asset acquisition. All property acquisitions to date have been accounted for as asset acquisitions.

Whether the acquisition of a property acquired is considered a business combination or asset acquisition, the Company recognizes the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity. In addition, for transactions accounted for as business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company expenses acquisition-related costs associated with business combinations as they are incurred. The Company capitalizes acquisition-related costs associated with asset acquisitions.

Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets and assumed liabilities (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, and other identified intangible assets) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses fair value using the income approach’s discounted cash flow method, using discount, capitalization, and fair market lease rates that it deems appropriate, and taking into consideration all contractual rent payments over the life of the lease term offset by any capitalized expenditures, as well as other available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends and market and economic conditions.

The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. For its acquisitions to date, the Company’s allocation to customer relationship intangible assets has not been material.

The Company records acquired above-market and below-market leases at fair value (using a discount rate which reflects the risks associated with the leases acquired), which is equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses.

Intangible assets and intangible liabilities are recorded as separate components on the Company’s Consolidated Balance Sheets. The amortization of acquired above-market and below-market leases is recorded as an adjustment to Rental Revenue on the Company’s Consolidated Statements of Operations. The amortization of in-place leases is recorded as an adjustment to Depreciation and Amortization on the Company’s Consolidated Statements of Operations.

The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related adjustments, along with any subsequent improvements to such properties. The Company’s Investments in Real Estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building	40 years
Building, land and site improvements	10-40 years
Furniture, fixtures and equipment	3-7 years
Lease intangibles	Over lease term

Significant improvements to properties are capitalized. When assets are sold or retired, their costs and related accumulated depreciation or amortization are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

Repairs and maintenance are expensed to operations as incurred and are included in Rental Property Operating on the Company’s Consolidated Statements of Operations.

Management reviews the Company’s real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value, or fair value less cost to sell if classified as held for sale. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to the Company’s results. During the periods presented, no such impairment occurred.

Investments in Real Estate-Related Securities

The Company reports its investments in real estate-related securities at fair value and any changes in fair value are recorded in the current period earnings. Dividend income is recorded when declared and the resulting dividend income, along with gains and losses, are recorded as a component of Realized and Unrealized Gain (Loss) from Real Estate-Related Securities on the Company’s Consolidated Statements of Operations.

Investments in Real Estate Debt

The Company’s investments in real estate debt consist of commercial mortgage-backed securities (“CMBS”), which are securities backed by one or more mortgage loans secured by real estate assets. The Company classifies its CMBS as trading securities and records them at fair value. As such, the resulting unrealized gains and losses of its CMBS are recorded as a component of Realized and Unrealized Gain (Loss) from Real Estate Debt on the Company’s Consolidated Statements of Operations.

Interest income from the Company’s investments in CMBS is recognized over the life of each investment and is recorded on the accrual basis on the Company’s Consolidated Statements of Operations.

Investments in International Affiliated Funds

The Company reports its investments in European Cities Partnership SCSp (“ECF”) and Asia Pacific Cities Fund (“APCF”), investment funds managed by an affiliate of TIAA (collectively, the “International Affiliated Funds”), under the equity method of accounting. The equity method income (loss) from the investments in the International Affiliated Funds represents the Company’s allocable share of each fund’s net income or loss, which includes income and expense, realized gains and losses, foreign currency translation adjustments, and unrealized appreciation or depreciation as determined from the financial statements of ECF and APCF (which carry investments at fair value in accordance with GAAP) and is reported as Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds on the Company’s Consolidated Statements of Operations.

All contributions to or distributions from investments in the International Affiliated Funds are accrued when notice is received and recorded as a receivable from or payable to the International Affiliated Funds on the Company’s Consolidated Balance Sheets.

The Company uses the nature of the distribution approach to classify its distributions received from equity method investments. Under the nature of the distribution approach, distributions received are classified on the basis of the nature of the activities of the investee that generated the distribution as either a return on investment (classified as cash inflows from operating activities) or a return of investment (classified as cash inflows from investing activities).

Investments in Commercial Mortgage Loans

The Company originates commercial mortgage loans and elects the fair value option for each loan. In accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at the election of the Company, the commercial mortgage loans are stated at fair value and initially valued at the face amount of the loan funding. Subsequently, the commercial mortgage loans are valued at least quarterly by an independent third-party valuation firm with additional oversight performed by the Advisor’s internal valuation department. The value is based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), and the credit quality of the borrower.

The income from the commercial mortgage loans represents interest income and origination fee income, which is reported as Income from Commercial Mortgage Loans on the Company’s Consolidated Statements of Operations. Unrealized gains and losses are recorded as a component of Unrealized Gain (Loss) on Commercial Mortgage Loans on the Company’s Consolidated Statements of Operations.

In the event of a partial or whole sale of the commercial mortgage loan that qualifies for sale accounting under GAAP, the Company derecognizes the corresponding asset, and fees paid as part of the partial or whole sale are recognized on the Company’s Consolidated Statements of Operations.

Loan Participations

In certain instances, the Company finances loans through the non-recourse syndication of a senior loan interest to a third party. Depending on the particular structure of the syndication, the senior loan interest may remain on the Company’s Consolidated Balance Sheets or, in other cases, the sale will be recognized and the senior loan interest no longer included in its consolidated financial statements. When these sales do not qualify for sale accounting under GAAP, the Company reflects the transaction by recording a loan participations liability at fair value on the Consolidated Balance Sheets, but this gross presentation does not impact Stockholders’ Equity or Net Income. When the sales are recognized, the Consolidated Balance Sheets only include the remaining subordinate loan.

The Company and its loan service provider have limited access to contractual and financial information pertaining to these senior loan interests and rely on the third-party senior lenders to provide the latest information as it becomes available.

Note Payable

The Company finances the acquisition of certain mortgage loans through the use of “note-on-note” transactions in which the Company pledges mortgage loans as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. These “note-on-note” transactions are recorded in Note Payable, at Fair Value on the Consolidated Balance Sheets and are carried at fair value through the adoption of the fair value option allowed under ASC 825.

Financing costs related to the Company’s note payable are expensed as incurred and recorded in Interest Expense on the Company’s Consolidated Statements of Operations.

Deferred Charges

The Company’s deferred charges include financing and leasing costs. Financing costs include legal, structuring and other loan costs incurred by the Company for its financing arrangements.

Deferred financing costs related to the Credit Facility (as defined herein) are recorded as a component of Other Assets on the Company’s Consolidated Balance Sheets and are amortized on a straight-line basis over the term of the Credit Facility, which approximates the effective interest method. Unamortized deferred financing costs are charged to interest expense upon early repayment or significant modification of the Credit Facility and fully amortized deferred financing costs are removed from the books upon the maturity of the Credit Facility.

Deferred financing costs related to the Company’s mortgages payable are recorded as an offset to the related liability and amortized on a straight-line basis over the term of the financing instrument, which approximates the effective interest method. Unamortized deferred financing costs related to the Company’s mortgages payable are charged to interest expense upon early repayment or significant modification of the mortgages payable and fully amortized deferred financing costs are removed from the books upon maturity.

Deferred leasing costs, which consist primarily of brokerage and legal fees, incurred in connection with new leases, are recorded as a component of Intangible Assets, Net on the Company’s Consolidated Balance Sheets and amortized over the lives of the related leases. Unamortized deferred leasing costs are charged to amortization expense upon early termination or significant modification of the leases and fully amortized deferred leasing costs are removed from the books upon lease expiration.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1—quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.

•	Level 2—quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.

•

Level 3—pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

The Company’s investments in real estate-related securities are recorded at fair value based on the closing price of the common stock as reported by the applicable national securities exchange and have been classified as Level 1.

The Company’s investments in real estate debt, which consist of CMBS, are reported at fair value. The Company generally determines the fair value of its investments in real estate debt by using third-party pricing service providers whenever available and such investments have been classified as Level 2.

The Company’s derivative financial instruments, consisting of interest rate swaps, are reported at fair value. The fair values of the Company’s interest rate contracts were estimated using advice from a third-party valuation service provider based on contractual cash flows and interest calculations using the appropriate discount rates and such investments have been classified as Level 2.

The Company’s investments in commercial mortgage loans consist of floating-rate senior and mezzanine loans the Company originated and have been classified as Level 3. The commercial mortgage loans are carried at fair value based on significant unobservable inputs.

The Company’s loan participations and note payable are carried at fair value based on significant unobservable inputs and have been classified as Level 3.

The carrying amounts of financial instruments such as other assets, accounts payable, accrued expenses and other liabilities approximate their fair values due to their short-term maturities and market rates of interest.

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis ($ in thousands):

	June 30, 2026				December 31, 2025
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate-related securities	$89,719	$—	$—	$89,719	$102,792	$—	$—	$102,792
Investments in real estate debt	—	164,132	—	164,132	—	140,011	—	140,011
Investments in commercial mortgage loans	—	—	366,944	366,944	—	—	375,101	375,101
Interest rate derivatives (1)	—	—	—	—	—	306	—	306

Total	$89,719	$164,132	$366,944	$620,795	$102,792	$140,317	$375,101	$618,210

	June 30, 2026				December 31, 2025
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities:
Loan participations	$—	$—	$107,825	$107,825	$—	$—	$108,670	$108,670
Note payable	—	—	71,750	71,750	—	—	71,750	71,750
Interest rate derivatives(2)	—	228	—	228	—	435	—	435

Total	$—	$228	$179,575	$179,803	$—	$435	$180,420	$180,855

(1)	Included in Other Assets on the Company’s Consolidated Balance Sheets
(2)	Included in Accounts Payable, Accrued Expenses, and Other Liabilities on the Company’s Consolidated Balance Sheets.

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

	Investments in Commercial Mortgage Loans	Loan Participations	Note Payable
Balance as of December 31, 2025	375,101	$108,670	$71,750
Additional fundings(1)	118	—	—
Paydowns	(5,875)	(1,875)	—
Net unrealized loss on assets(2)	(2,400)	—	—
Net unrealized loss on liabilities(2)	—	1,030	—

Balance as of June 30, 2026	$366,944	$107,825	$71,750

(1)	Includes additional fundings on commercial mortgage loans for payment-in-kind interest received of $0.1 million.
(2)

Unrealized Loss on Commercial Mortgage Loans of $3.4 million reported on the Company’s Consolidated Statements of Operations for the six months ended June 30, 2026 includes unrealized loss of $2.4 million associated with commercial mortgage loans, and unrealized loss of $1.0 million associated with loan participations.

The following table shows the quantitative information about unobservable inputs that constitute the Level 3 fair value measurements of the investments in commercial mortgage loans, loan participations and note payable as of June 30, 2026.

Type	Asset Class	Valuation Technique	Unobservable Inputs	Range (Weighted Average) (2)
Commercial Mortgage Loans	Various	Discounted Cash Flow Method	Equivalency Rate	SOFR (1) + 2.30% - 19.11% (4.97%)
Loan Participations	Various	Discounted Cash Flow Method	Equivalency Rate	SOFR (1) + 3.10% - 5.71% (4.48%)
Note Payable	Multifamily	Discounted Cash Flow Method	Equivalency Rate	SOFR (1) + 2.10% (2.10%)

(1)	Secured Overnight Financing Rate (“SOFR”) as of June 30, 2026 was 3.7%.
(2)	Weighted by outstanding principal balance.

As of June 30, 2026, the carrying value of the Company’s Credit Facility approximated fair value. The fair value of the Company’s mortgages payable was $260.1 million and $235.6 million as of June 30, 2026 and December 31, 2025, respectively. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to present value using the appropriate discount rate. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3.

Revenue Recognition

The Company’s sources of revenue and the related revenue recognition policies are as follows:

Rental Revenue — consists primarily of base rent arising from tenant operating leases at the Company’s properties. Rental revenue is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. The Company begins to recognize revenue when a tenant takes possession of the leased space. The Company includes in rental revenue its tenant reimbursement income, which consists of amounts due from tenants for costs related to common area maintenance, real estate taxes and other recoverable costs as defined in lease agreements.

The Company evaluates the collectability of receivables related to rental revenue on an individual lease basis. Management exercises judgment in assessing collectability and considers the length of time a receivable has been outstanding, tenant credit-worthiness, payment history, available information about the financial condition of the tenant, and current economic trends, among other factors. Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue.

Income from Commercial Mortgage Loans — consists of income from interest earned and recognized as operating income based upon the principal amount outstanding and the contractual interest rate along with origination fees. Commercial mortgage loans that are significantly past due (generally more than 90 days) or at any point when management believes the full collection of principal is doubtful may be placed on nonaccrual status if the Company determines it is probable that it will not collect all payments which are contractually due. When a loan is placed on nonaccrual status, interest is only recorded as interest income when it is received. A loan may be placed back on accrual status if the Company determines it is probable that it will collect all payments which are contractually due.

Leases

The Company derives revenue pursuant to lease agreements. At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the lease inception, the Company determines whether each lease is a sales-type, direct financing or operating lease. Such classification is based on whether:

•	the lessee gains control of the underlying asset and the lessor therefore relinquishes control to the lessee under certain criteria (sales-type or direct-financing); or

•	all other leases that do not meet the criteria as sales-type or direct financing leases (operating).

The Company’s leases are classified as operating leases in accordance with relevant accounting guidelines, and the related revenue is recognized on a straight-line basis. Upon the termination or vacation of a tenant lease, the associated straight-line rent receivable is written off.

Cash and Cash Equivalents

Cash and cash equivalents represents cash held in banks, cash on hand and liquid investments with original maturities of three months or less at the time of purchase. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash with high-credit-quality institutions to minimize credit risk.

Restricted Cash

As of June 30, 2026, the Company had $28.5 million of restricted cash. The restricted cash consisted of $0.9 million of tenant security deposits and $27.6 million of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Company’s transfer agent, but in the name of the Company.

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2018, and intends to operate in a manner that will allow it to continue to qualify as a REIT. In qualifying for taxation as a REIT, the Company is subject to federal corporate income tax to the extent it distributes less than 100% of its REIT taxable income (including for this purpose its net capital gain) to its stockholders. The Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions it pays in any calendar year are less than the sum of 85% of its ordinary income, 95% of its net capital gains, and 100% of its undistributed income from prior years. The Company is also subject to a number of other organizational and operational requirements.

The Company may elect to treat certain of its corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate-related business other than management or operation of a lodging facility or a health care facility. The Company’s dealings with the TRSs must be arm’s-length in nature or be permitted under the Code. Otherwise, the Company may be subject to 100% penalty tax, or its TRSs may be denied deductions. A domestic TRS is subject to U.S. corporate federal income tax and state income or franchise tax. A Cayman Islands TRS is not subject to U.S. corporate federal income tax, to the extent it does not have U.S. source income, or Cayman Islands taxes. A Luxembourg TRS is not subject to U.S. corporate federal income tax, to the extent it does not have U.S. source income, but may be subject to Luxembourg taxes.

As of June 30, 2026, the Company had six active TRSs: the Company uses two Cayman Islands TRSs to hold its investments in the International Affiliated Funds, one Luxembourg TRS to hold minority interests in its direct European investments, one domestic TRS to hold the senior portions of certain commercial mortgage loans, one domestic TRS for self-storage, nonrental-related business, and one domestic TRS for transactions related to the DST Program. The asset tests that apply to REITs limit the Company’s ownership of the securities of its TRSs to no more than 25% of the value of the Company’s total assets. For the three months ended June 30, 2026, the Company incurred federal income tax related to the TRSs of less than $0.1 million. For the six months ended June 30, 2026, the Company incurred federal income tax expense related to the TRSs of $0.1 million. Luxembourg tax imposed on the Luxembourg TRS is not material for the three and six months ended June 30, 2026.

The Company accrues liabilities when it believes that it is more likely than not that it will not realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with ASC 740-10, Uncertain Tax Positions. Interest and penalties related to unrecognized tax positions are included in income tax expense, and no amount has been accrued. Income tax returns for tax years 2021 through 2024 remain subject to governmental examination.

Deferred Taxes

As of June 30, 2026, the Company had a deferred tax liability of $2.3 million that is recorded in Accounts Payable, Accrued Expenses and Other Liabilities on the Company’s Consolidated Balance Sheets. The deferred tax liability is a value-based tax, calculated on the difference between carrying value and current tax basis, and was assumed during the acquisition of the Company’s multifamily portfolio in Copenhagen, Denmark.

Organization and Offering Expenses

The Advisor advanced organization and offering expenses (excluding upfront selling commissions, dealer manager fees and stockholder servicing fees) on behalf of the Company through the fourth full fiscal quarter after the Company’s acquisition of its first property. The Company reimburses the Advisor for all such advanced expenses it incurred in 60 equal monthly installments commencing on October 31, 2021. As of June 30, 2026, the Company had reimbursed the Advisor $4.4 million of such expenses.

The Advisor and its affiliates incurred organization and offering expenses on the Company’s behalf for the Initial Public Offering of $4.6 million, consisting of offering costs of $3.5 million and organization costs of $1.1 million, of which $0.2 million and $0.7 million remained outstanding as of June 30, 2026 and December 31, 2025, respectively. These organization and offering expenses are included in Due to Affiliates on the Company’s Consolidated Balance Sheets.

Offering costs are currently charged to equity as such amounts are incurred. For both the three and six months ended June 30, 2026 and 2025, the Company charged $0.2 million and $0.6 million, respectively, in offering costs to equity.

Foreign Currency

The financial position and results of operations of the Company’s wholly owned assets located in foreign jurisdictions are measured using the local currency as the functional currency and are translated into U.S. dollars for purposes of recording the related activity. Net income has been translated using the weighted-average exchange rates during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. Transactions, such as purchases of properties, income received, and expenses paid, executed in a foreign currency are translated into U.S. dollars at the effective exchange rate on the date of the transaction.

The financial position and results of operations of ECF are measured using the local currency (Euro) as the functional currency and are translated into U.S. dollars for purposes of recording the related activity under the equity method of accounting. Net income, which includes the Company’s allocable share of ECF’s income and expense, realized gains and losses, foreign currency translation adjustments and unrealized appreciation or depreciation, has been translated using the weighted-average exchange rates during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date.

The resulting translation gain and loss adjustments are recorded directly as a separate component of Other Comprehensive Income (Loss) on the Company’s Consolidated Statements of Comprehensive Income (Loss) and as Accumulated Other Comprehensive Income (Loss) on the Company’s Consolidated Statements of Changes in Equity, unless there is a sale or complete liquidation of the underlying foreign investments. Foreign currency translation adjustments resulted in other comprehensive loss of $(1.8) million and $(4.1) million for the three and six months ended June 30, 2026, respectively. Foreign currency translation adjustments resulted in other comprehensive income of $7.9 million and $11.3 million for the three and six months ended June 30, 2025, respectively.

The financial position and results of operations of APCF are measured in U.S. dollars for purposes of recording the related activity under the equity method of accounting. There is no direct foreign currency exposure to the Company for its investment in APCF.

Derivative Instruments

The Company uses derivative financial instruments such as interest rate swaps to manage risks from fluctuations in interest rates. The Company records its derivatives at fair value and such amounts are reflected in either Other Assets or Accounts Payable, Accrued Expenses and Other Liabilities on the Company’s Consolidated Balance

Sheets, depending on their position at the end of the reporting period. Any changes in the fair value of these derivatives are recorded as Unrealized (Loss) Gain from Interest Rate Derivatives on the Company’s Consolidated Statements of Operations.

Earnings per Share

Basic net income per share of common stock is determined by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period. All classes of common stock are allocated net income at the same rate per share. The Company does not have any dilutive securities outstanding that would cause basic earnings per share and diluted earnings per share to differ.

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standard Update (“ASU”) No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in ASU 2024-03 improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This information is generally not presented in the financial statements today. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. Management is currently assessing the impact this standard will have on the Company’s consolidated financial statements.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810) Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The amendments in ASU 2025-03 require an entity involved in an acquisition transaction effected primarily by exchanging equity interests when the legal acquiree is a variable interest entity that meets the definition of a business to consider the factors in paragraphs ASC 805-10-55-12 through 55-15 to determine which entity is the accounting acquirer. The amendments in ASU 2025-03 are effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendments in ASU 2025-03 require that an entity apply the new guidance prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted. Management is currently assessing the impact this standard will have on the Company’s consolidated financial statements.

In November 2025, the FASB issued ASU No. 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements. The amendments in ASU 2025-09 enables entities to apply hedge accounting to a greater number of highly effective economic hedges. The amendments in ASU 2025-09 are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods. Early adoption is permitted on any date on or after the issuance of ASU No. 2025-09. Management is currently assessing the impact this standard will have on the Company’s consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270) Narrow Scope Improvements (“ASU 2025-11”). The amendments in ASU 2025-11 provide a comprehensive list of interim disclosures that are required by GAAP. ASU 2025-11 also includes a disclosure principle that requires entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. The amendments in ASU 2025-11 are effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, for public business entities. Early adoption is permitted for all entities. Management is currently assessing the impact this standard will have on the Company’s consolidated financial statements.

Note 3. Investments in Real Estate

Investments in Real Estate, Net consisted of the following ($ in thousands):

	June 30, 2026	December 31, 2025
Building and building improvements	$1,773,230	$1,693,566
Land and land improvements	385,359	361,322
Furniture, fixtures and equipment	17,613	17,282

Total	2,176,202	2,072,170
Accumulated depreciation	(302,175)	(270,049)

Investments in real estate, net	$1,874,027	$1,802,121

For the three and six months ended June 30, 2026, depreciation expense was $16.4 million and $32.3 million, respectively. For the three and six months ended June 30, 2025, depreciation expense was $15.4 million and $30.8 million, respectively.

Acquisitions

During the six months ended June 30, 2026, the Company acquired three industrial properties and one grocery-anchored retail property.

The following table provides details of the properties acquired during the six months ended June 30, 2026 ($ in thousands):

Sector	Purchase Price (1)	Number of Transactions	Number of Properties	Sq. Ft. (In Thousands)
Industrial	$77,439	3	3	281
Grocery-anchored retail	27,458	1	1	93

	$104,898	4	4

(1)	Purchase price is inclusive of acquisition costs and other acquisition related adjustments. Purchase price does not include any net liabilities assumed.

The intangible assets and liabilities acquired during the six months ended June 30, 2026 had a weighted-average amortization period of 5.99 years and 16.58 years, respectively, as of the acquisition date.

During the six months ended June 30, 2025, the Company acquired one industrial property and one multifamily property. The following table provides details of the properties acquired during the six months ended June 30, 2025 ($ in thousands):

Sector	Purchase Price (1)	Number of Transactions	Number of Properties	Sq. Ft. (In Thousands) / Units (2)
Industrial	$30,131	1	1	265 Sq. Ft.
Multifamily	31,624	1	1	60 Units

	$61,755	2	2

(1)	Purchase price is inclusive of acquisition costs and other acquisition related adjustments. Purchase price does not include any net liabilities assumed.
(2)	Multifamily sector reflects the number of units instead of square feet for the acquisition.

The intangible assets and liabilities acquired during the six months ended June 30, 2025 had a weighted-average amortization period of 6.95 years and 7.21 years, respectively, as of the acquisition date.

The following table summarizes the purchase price allocation for the properties acquired during the six months ended June 30, 2026 and 2025 ($ in thousands):

	Six Months Ended June 30,
	2026	2025
Building and building improvements	$76,627	$32,089
Land and land improvements	25,090	28,508
Furniture, fixtures and equipment	—	362
In-place lease intangible assets, net	7,798	2,782
Below-market lease intangible liabilities	(6,767)	(2,726)
Above-market lease intangible liabilities	298	—
Leasing commissions	772	395
Other intangibles	1,080	345

Total purchase price	$104,898	$61,755

Dispositions

The Company did not have any property dispositions during the six months ended June 30, 2026 and 2025.

Note 4. Investments in Real Estate-Related Securities

As of June 30, 2026 and December 31, 2025, the Company’s investments in real estate-related securities consisted of shares of common stock of publicly listed REITs. As described in Note 2, the Company records its investments in real estate-related securities at fair value on its Consolidated Balance Sheets.

The following table summarizes the Investments in Real Estate-Related Securities, at Fair Value ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$102,792
Additions	39,022
Disposals	(66,846)
Unrealized gain	9,371
Realized gain	5,380

Ending balance as of June 30, 2026	$89,719

The following table summarizes the components of Realized and Unrealized Gain (Loss) from Real Estate-Related Securities ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Unrealized gain (loss)	$4,690	$(1,805)	$9,371	$(1,755)
Realized gain (loss)	5,898	(788)	5,380	58
Dividend income	815	1,065	1,819	1,998

Total	$11,403	$(1,528)	$16,570	$301

Note 5. Investments in Real Estate Debt

The following tables detail the Company’s Investments in Real Estate Debt, at Fair Value, which are classified as trading securities ($ in thousands):

	June 30, 2026
Type of Security/Loan	Weighted- Average Coupon	Weighted- Average Maturity Date (1, 2)	Face Amount	Cost Basis	Fair Value
CMBS - Fixed	5.27%	7/2/2043	$31,462	$30,376	$28,909
CMBS - Floating	5.92%	7/31/2040	135,282	134,900	135,223

Total	5.80%	2/17/2041	$166,744	$165,276	$164,132

	December 31, 2025
Type of Security/Loan	Weighted- Average Coupon	Weighted- Average Maturity Date (1, 2)	Face Amount	Cost Basis	Fair Value
CMBS - Fixed	5.23%	12/25/2042	$28,853	$27,834	$26,718
CMBS - Floating	6.12%	8/13/2039	114,081	113,278	113,293

Total	5.94%	4/17/2040	$142,934	$141,112	$140,011

(1)	Weighted by face amount.
(2)	Stated legal maturity.

The following table details the collateral type of the properties securing the Company’s Investments in Real Estate Debt, at Fair Value, which are classified as trading securities ($ in thousands):

	June 30, 2026			December 31, 2025
Collateral	Cost Basis	Fair Value	Percentage of Fair Value	Cost Basis	Fair Value	Percentage of Fair Value
Industrial	$61,098	$61,370	37.4%	$51,009	$51,455	36.8%
Multifamily	35,305	34,882	21.3%	29,966	29,737	21.2%
Hotel	34,793	34,815	21.2%	27,079	27,103	19.4%
Diversified	8,999	8,817	5.4%	7,190	7,057	5.0%
Office	8,759	8,721	5.3%	8,917	8,395	6.0%
Retail	5,687	5,702	3.5%	9,444	9,580	6.8%
Self-Storage	4,004	4,009	2.4%	1,000	1,003	0.8%
Net Lease	3,661	2,853	1.7%	3,660	2,844	2.0%
Mall	1,496	1,492	0.9%	—	—	—%
Life Science	1,474	1,471	0.9%	1,474	1,465	1.0%
Manufactured Housing	—	—	—%	1,373	1,372	1.0%

Total	$165,276	$164,132	100.0%	$141,112	$140,011	100.0%

The following table details the credit rating of the Company’s Investments in Real Estate Debt, at Fair Value, which are classified as trading securities ($ in thousands):

	June 30, 2026			December 31, 2025
Credit Rating (1)	Cost Basis	Fair Value	Percentage of Fair Value	Cost Basis	Fair Value	Percentage of Fair Value
AAA	$6,549	$6,561	4.0%	$7,742	$7,766	5.5%
AA	22,220	22,311	13.6%	19,891	20,137	14.4%
A	61,396	61,511	37.5%	52,509	52,782	37.7%
BBB	65,204	65,562	39.9%	49,407	50,002	35.8%
BB	5,604	4,512	2.8%	6,253	4,921	3.6%
B	912	667	0.4%	1,198	1,077	0.8%
CCC	1,949	1,830	1.1%	4,112	3,326	2.3%
C	1,442	1,178	0.7%	—	—	—%

Total	$165,276	$164,132	100.0%	$141,112	$140,011	100.0%

(1)	Composite rating as of the balance sheet date.

The following table summarizes the Company’s Investments in Real Estate Debt, at Fair Value, which are classified as trading securities ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$140,011
Additions	49,010
Disposals	(24,750)
Unrealized loss	(43)
Realized loss	(96)

Ending balance as of June 30, 2026	$164,132

Note 6. Investments in International Affiliated Funds

Investment in ECF:

ECF was launched in March 2016 as an open-end, Euro-denominated fund that seeks to build a diversified portfolio of high quality and stabilized commercial real estate with good fundamentals (i.e., core real estate) located in or around certain investment cities in Europe selected for their resilience, potential for long-term structural performance and ability to deliver an attractive and stable distribution yield.

The Company invested $79 million (€70 million) and had a 6.5% ownership in ECF as of June 30, 2026.

As described in Note 2, the Company records its investment in ECF using the equity method on its Consolidated Balance Sheets. While the Company has strategies to manage the foreign exchange risk associated with its investment made in Euros, there can be no assurance that these strategies will be successful or that foreign exchange fluctuations will not negatively impact the Company’s financial performance and results of operations in a material manner.

The following table summarizes the Investments in International Affiliated Funds from ECF ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$68,010
Income distributions	(1,224)
Income from equity investment in unconsolidated international affiliated fund	2,865
Foreign currency translation adjustment	(2,283)

Ending balance as of June 30, 2026	$67,368

Income from Investments in International Affiliated Funds from ECF for the three and six months ended June 30, 2026 was $1.9 million and $2.9 million, respectively. Income from Investments in International Affiliated Funds from ECF for the three and six months ended June 30, 2025 was $0.5 million and $1.2 million, respectively.

Investment in APCF:

APCF was launched in November 2018 as an open-end, U.S. dollar-denominated fund that seeks durable income and capital appreciation from a balanced and diversified portfolio of real estate investments in a defined list of investment cities in the Asia-Pacific region.

The Company invested $50 million and had a 4.2% ownership in APCF as of June 30, 2026. As described in Note 2, the Company records its investment in APCF using the equity method on its Consolidated Balance Sheets.

The following table summarizes the Company’s Investments in International Affiliated Funds from APCF ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$48,974
Income distributions	(597)
Loss from equity investment in unconsolidated international affiliated fund	(983)

Ending balance as of June 30, 2026	$47,394

Loss from Investments in International Affiliated Funds from APCF for the three and six months ended June 30, 2026 was $(0.3) million and $(1.0) million, respectively. Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds from APCF for the three and six months ended June 30, 2025 was $0.7 million and $(2.9) million, respectively.

Note 7. Investments in Commercial Mortgage Loans

The following table summarizes the Company’s Investments in Commercial Mortgage Loans, at Fair Value as of June 30, 2026 ($ in thousands):

Investment Name	Origination Date	Loan Type	Property Type	Location	Interest Rate	Maturity Date	Periodic Payment Terms	Commitment Amount	Principal Receivable	Fair Value
9-90 Corporate Center(1)(2)	11/9/2021	Senior	Office	Framingham, MA	SOFR + 186 bps	11/9/2025	Interest only	$72,033	$57,899	$56,515
9-90 Corporate Center(2)	11/9/2021	Mezzanine	Office	Framingham, MA	SOFR + 586 bps	11/9/2025	Interest only	$23,344	$23,258	$11,590
Tucson IV	3/28/2022	Senior	Multifamily	Tucson, AZ	SOFR + 250 bps	1/9/2028	Interest only	$76,260	$73,260	$72,620
Tucson IV	3/28/2022	Mezzanine	Multifamily	Tucson, AZ	SOFR + 250 bps	1/9/2028	Interest only	$25,420	$24,420	$21,210
Dolce Living Royal Palm(1) (3)	7/8/2022	Senior	Multifamily	Kissimmee, FL	SOFR + 185 bps	7/9/2027	Interest only	$51,432	$51,432	$51,310
Dolce Living Royal Palm(3)	7/8/2022	Mezzanine	Multifamily	Kissimmee, FL	SOFR + 525 bps	7/9/2027	Interest only	$17,144	$17,144	$17,020
Sterling Self-Storage	10/8/2025	Senior	Self- Storage	Various	SOFR + 285 bps	10/8/2027	Interest only	$54,200	$54,179	$54,179
Sterling Industrial	11/19/2025	Senior	Industrial	Various	SOFR + 230 bps	11/19/2028	Interest only	$82,500	$82,500	$82,500

Total									$384,092	$366,944

(1)	Sold to unaffiliated parties, but did not qualify for sale accounting under GAAP, were not derecognized and are reported on the Consolidated Balance Sheets as further described in Note 9.
(2)

9-90 Corporate Center Senior and Mezzanine loans are in nonaccrual status as of June 30, 2026. Management placed the loans in nonaccrual status in fourth quarter of 2025 once it determined full collection of principal was doubtful when the borrower did not repay the loans at maturity, at which point interest income was no longer accrued and will only be recognized to the extent cash payments are received. Discussions are currently ongoing with the borrower regarding resolution of outstanding loan balance.

(3)	Loans were fully repaid subsequent to balance sheet date, as further described in Note 22.

For the three and six months ended June 30, 2026, the Company had unrealized losses on its commercial mortgage loans of $(2.0) million and $(3.4) million, respectively. For the three and six months ended June 30, 2025, the Company had unrealized gains (losses) on its commercial mortgage loans of $0.1 million and $(0.4) million, respectively.

For the three and six months ended June 30, 2026, the Company recognized interest and loan origination income from its investments in commercial mortgage loans of $4.9 million and $9.9 million, respectively. For the three and six months ended June 30, 2025, the Company recognized interest and loan origination income from its investments in commercial mortgage loans of $6.9 million and $14.2 million, respectively.

The following table summarizes the Company’s investments in Commercial Mortgage Loans, at Fair Value ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$375,101
Additional fundings (1)	118
Paydowns	(5,875)
Net unrealized loss (2)	(2,400)

Ending balance as of June 30, 2026	$366,944

(1)	Includes additional fundings on commercial mortgage loans for payment-in-kind interest received of $0.1 million.

(2)

Unrealized Loss on Commercial Mortgage Loans of $3.4 million reported on the Company’s Consolidated Statements of Operations for the six months ended June 30, 2026 includes unrealized loss of $2.4 million associated with commercial mortgage loans and unrealized loss of $1.0 million associated with loan participations.

Note 8. Intangibles

The gross carrying amount and accumulated amortization of the Company’s Intangible Assets, Net and Intangible Liabilities, Net consisted of the following ($ in thousands):

	June 30, 2026	December 31, 2025
Intangible assets:
In-place lease intangibles	$113,104	$105,354
Leasing commissions	62,316	57,757
Above-market lease intangibles	13,398	13,102
Other intangibles	20,044	18,927

Total intangible assets	$208,862	$195,140
Accumulated amortization:
In-place lease intangibles	$(76,050)	$(71,250)
Leasing commissions	(30,382)	(27,036)
Above-market lease intangibles	(7,401)	(6,510)
Other intangibles	(12,204)	(11,067)

Total accumulated amortization	(126,037)	(115,863)

Intangible assets, net	$82,825	$79,277

Intangible liabilities:
Below-market lease intangibles	$(63,223)	$(56,460)
Accumulated amortization	27,938	24,967

Intangible liabilities, net	$(35,285)	$(31,493)

For the three and six months ended June 30, 2026, amortization expense relating to intangible assets was $5.3 million and $10.2 million, respectively, which includes above-market lease amortization of $0.5 million and $0.9 million, respectively, that is recorded to Rental Revenue on the Consolidated Statement of Operations. For the three and six months ended June 30, 2025, amortization expense relating to intangible assets was $5.0 million and $10.4 million, respectively, which includes above-market lease amortization of $0.4 million and $0.9 million, respectively, that is recorded to Rental Revenue on the Consolidated Statement of Operations.

Income from the amortization of below-market lease intangibles was $1.5 million and $3.0 million, respectively, for the three and six months ended June 30, 2026. Income from the amortization of below-market lease intangibles was $1.5 million and $3.0 million, respectively, for the three and six months ended June 30, 2025.

The estimated future amortization on the Company’s intangibles for each of the next five years and thereafter as of June 30, 2026 is as follows ($ in thousands):

	In-Place Lease Intangibles	Leasing Commissions	Above-Market Lease Intangibles	Other Intangibles	Below-Market Lease Intangibles
2026 (remaining)	$5,415	$3,533	$1,028	$1,376	$(2,751)
2027	8,815	6,352	1,774	1,733	(4,586)
2028	6,842	5,524	1,596	1,407	(3,897)
2029	4,253	3,946	146	926	(2,838)
2030	3,368	3,220	85	753	(2,605)
Thereafter	8,361	9,359	1,368	1,645	(18,608)

Total	$37,054	$31,934	$5,997	$7,840	$(35,285)

Note 9. Loan Participations

The sale of a non-recourse interest in a loan through a participation agreement may not qualify for sale accounting under GAAP. For such transactions, the Company presents the whole loan as an asset within Investments in Commercial Mortgage Loans and the loan participation sold within Loan Participations at Fair Value on the Consolidated Balance Sheets until the loan is repaid. The Company has no obligation to pay principal and interest under these liabilities, and the gross presentation of loan participations sold does not impact the stockholders’ equity or net income.

The following table summarizes the Loan Participations, at Fair Value as of June 30, 2026 ($ in thousands):

Investment Name	Loan Type	Property Type	Location	Interest Rate	Maturity Date	Periodic Payment Terms	Commitment Amount	Principal Balance	Fair Value
9-90 Corporate Center (1)	Senior	Office	Framingham, MA	SOFR + 186 bps	11/9/2025	Interest only	$72,033	$57,899	$56,515
Dolce Living Royal Palm	Senior	Multifamily	Kissimmee, FL	SOFR + 185 bps	7/9/2027	Interest only	$51,432	$51,432	$51,310

Total								$109,331	$107,825

(1)

As further discussed in Note 7. Investments in Commercial Mortgage Loans, the corresponding 9-90 Corporate Center senior loan is in nonaccrual status as of June 30, 2026. Management placed the loan in nonaccrual status in the fourth quarter of 2025 once it determined full collection of principal was doubtful when the borrower did not repay the loan at maturity, at which point interest income was no longer accrued. Similarly, corresponding interest expense for the related loan participation was no longer accrued.

The following table shows the Company’s Loan Participations, at Fair Value ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$108,670
Paydowns	(1,875)
Net unrealized loss	1,030

Ending balance as of June 30, 2026	$107,825

For the three and six months ended June 30, 2026, the Company recognized interest expense related to its loan participations of $0.7 million and $1.4 million, respectively, with a corresponding offset to interest income related to the senior portion of the whole loan. For the three and six months ended June 30, 2025, the Company recognized interest expense related to its loan participations of $2.7 million and $5.4 million, respectively, with a corresponding offset to interest income related to the senior portion of the whole loan.

Note 10. Credit Facility

On October 24, 2018, the Company entered into a credit agreement (as amended, the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and lead arranger. The Credit Agreement initially provided for aggregate commitments of up to $60.0 million for unsecured revolving loans, with an accordion feature that may increase the aggregate commitments to up to $500.0 million (the “Credit Facility”).

On February 17, 2023, the Credit Agreement was amended to increase the Credit Facility to $455.0 million in aggregate commitments, consisting of a $321.0 million revolving facility (the “Revolving Facility”), and a senior delayed draw term loan facility in the aggregate amount of up to $134.0 million (the “TL Facility”), with an accordion feature that may increase aggregate commitments to up to $800.0 million. The Credit Facility converted to SOFR effective May 1, 2023, at SOFR plus 0.10% (“Adjusted Term SOFR”), plus applicable margin under the existing margin, with all other terms remaining the same.

On June 13, 2025, the Credit Agreement was amended to account for the DST Program whereby the Operating Partnership’s affiliates (which may include certain of the Operating Partnership’s subsidiaries which are guarantors of the obligations under the Credit Agreement) will cause the formation of one or more DSTs, which will receive contributions of properties from the Operating Partnership or an affiliate of the Operating Partnership or acquire properties from third parties. In addition, the Company amended the Credit Agreement to allow for properties utilized in the DST Program to be included in the calculation of Total Asset Value (as defined in the Credit Amendment) and the calculation of Unencumbered Asset Value (as defined in the Credit Amendment), which impacts certain financial covenants.

On September 26, 2025, the Credit Agreement was amended to increase the Credit Facility to $665.0 million in aggregate commitments, consisting of a $440.0 million Revolving Facility and a $225.0 million TL Facility, with a $135.0 million accordion feature that may increase the aggregate commitments to up to $800.0 million. The Revolving Facility and TL Facility will mature on September 26, 2028, subject to two one-year extension options held by the Operating Partnership, which include the payment of an extension fee of 0.125% of the aggregate commitment of the respective facility extended. Loans outstanding under the Revolving Facility and TL Facility bear interest, at the borrower’s option, at either an adjusted base rate or a SOFR rate, plus an applicable margin. For the Revolving Facility, the applicable margin ranges from 0.30% to 0.90% for borrowings at the base rate and 1.30% to 1.90% for borrowings at the SOFR rate based on the total leverage ratio of the borrower and its subsidiaries. For the TL Facility, the applicable margin ranges from 0.25% to 0.85% for borrowings at the base rate and 1.25% to 1.85% for borrowings at the SOFR rate based on the total leverage ratio of the borrower and its subsidiaries. Additionally, for the Revolving Facility, there is an unused fee of 0.15% of the aggregate amount of commitments under the Revolving Facility if the usage is greater than or equal to 50% of the aggregate commitments and 0.25% if the usage is less than 50% of the aggregate commitments. The TL Facility is fully disbursed as of June 30, 2026.

The following is a summary of the Credit Facility ($ in thousands):

					Principal Balance Outstanding
Indebtedness	Interest Rate		Maturity Date	Maximum Facility Size	June 30, 2026	December 31, 2025
Revolving Facility	S+applicable margin	(1)	September 26, 2028	$440,000	$208,000	$169,000
TL Facility	S+applicable margin	(2)	September 26, 2028	225,000	225,000	225,000

Credit Facility				$665,000	$433,000	$394,000

(1)	The weighted-average interest rates for the three and six months ended June 30, 2026 for the Revolving Facility were 4.99% and 5.00%, respectively.
(2)	The weighted-average interest rates for the three and six months ended June 30, 2026 for the TL Facility was 4.97% for both periods.

As of June 30, 2026, the Company had $433.0 million in borrowings and had outstanding accrued interest of $1.5 million under the Credit Facility. For the three and six months ended June 30, 2026, the Company incurred $5.4 million and $10.5 million, respectively, in interest expense under the Credit Facility. For the three and six months ended June 30, 2025, the Company incurred $5.0 million and $9.4 million, respectively, in interest expense under the Credit Facility.

As of June 30, 2026, the Company was in compliance with all loan covenants with respect to the Credit Agreement.

The following table presents future principal payments due under the Credit Facility as of June 30, 2026 ($ in thousands):

Year	Credit Facility
2026 (remaining)	$—
2027	—
2028	433,000
2029	—
2030	—
Thereafter	—

Total	$433,000

Note 11. Mortgages Payable

The following table is a summary of the Company’s mortgages payable secured by the Company’s properties ($ in thousands):

				Principal Balance Outstanding
Indebtedness	Lender	Interest Rate	Maturity Date	June 30, 2026	December 31, 2025
Fixed rate mortgages payable:
Main Street at Kingwood	Nationwide Life Insurance Company	3.15%	12/01/26	$48,000	$48,000
Tacara Steiner Ranch	Brighthouse Life Insurance	2.62%	06/01/28	28,750	28,750
Signature at Hartwell	Allstate/American Heritage	3.01%	12/01/28	29,500	29,500
GFI Grocery Anchored Portfolio	Nationwide/Amerant/Synovus	2.98% - 3.40%	Various	66,397	67,242
Short Pump Station	Northwestern Mutual Life Insurance	2.76%	09/01/31	24,000	24,000
Meidaimae	Mizuho Bank	1.86%	03/28/30	16,607	17,237
Munich LEN	Bayern LB	4.13%	01/30/31	27,423	—

Total fixed rate mortgages payable				240,677	214,729
Variable rate mortgage payable:
CASA Nord Portfolio	Nyrkredit Realkredit	C + 0.78%(1) (2)	12/31/32	29,111	29,963

Total mortgages payable				269,788	244,692
Deferred financing costs, net				(1,299)	(1,225)
Discount on assumed mortgage notes, net				(5,839)	(6,680)

Mortgages payable, net				$262,650	$236,787

(1)	The term “C” refers to the relevant floating benchmark rate, which is the three-month Copenhagen Interbank Offered Rate (“CIBOR”).
(2)	CASA Nord entered into an interest rate swap on July 31, 2025, which fixed the interest rate at 2.85%. See Note 18 for additional detail.

As of June 30, 2026, the Company had outstanding accrued interest of $0.4 million on mortgages payable. For the three and six months ended June 30, 2026, the Company incurred $1.9 million and $3.7 million, respectively, in interest expense on mortgages payable. For the three and six months ended June 30, 2025, the Company incurred $1.8 million and $3.5 million, respectively, in interest expense on mortgages payable.

The following table presents the future principal payments due under mortgages payable as of June 30, 2026 ($ in thousands):

Year	Mortgages Payable
2026 (remaining)	$53,871
2027	15,569
2028	70,639
2029	14,202
2030	16,649
Thereafter	98,858
Total	$269,788

Note 12. Note Payable, at fair value

The Company finances the acquisition of certain commercial mortgage loans through the use of “note-on-note” transactions. The note bears interest based on competitive market rates determined at the time of issuance. The note involves leverage risk and also the risk that the market value of the collateral will decline below the amount of the funding advanced. As of June 30, 2026, the Company had one note outstanding with Capital One, National Association (“Capital One”), which matured on April 9, 2026. The note is currently operating under its existing terms. Following a recent modification of the underlying loan, the Company and lender are currently negotiating a refinancing of the note. As of June 30, 2026, the total principal amount of the note was $71.9 million and the Company had $0.2 million in accrued interest outstanding. Interest expense incurred for the three and six months ended June 30, 2026 was $0.9 million and $1.9 million, respectively, based on a rate of SOFR plus 1.65%. Interest expense incurred for the three and six months ended June 30, 2025 was $1.1 million and $2.2 million, respectively, based on a rate of SOFR plus 1.65%. The note is collateralized by the Tucson IV commercial mortgage loans disclosed in Note 7.

The following table summarizes the Company’s note payable balance ($ in thousands):

June 30, 2026
Beginning balance as of December 31, 2025	$71,750
Net unrealized gain	—

Ending balance as of June 30, 2026	$71,750

The following table presents the future principal payments due under the note payable as of June 30, 2026 ($ in thousands):

Year	Note Payable(1)
2026 (remaining)	$71,947
2027	—
2028	—
2029	—
2030	—
Thereafter	—

Total	$71,947

(1)	The weighted-average interest rate on the note payable for the three and six months ended June 30, 2026 were 5.36% and 5.33%.

Note 13. Other Assets and Other Liabilities

The following table summarizes the components of Other Assets, Net ($ in thousands):

	June 30, 2026	December 31, 2025
Straight-line rent receivable	$21,584	$17,700
Receivables	9,232	7,271
Prepaid expenses	3,734	3,279
Deferred financing costs on Credit Facility, net	3,428	4,120
Right-of-use asset – finance leases	2,312	2,340
Right-of-use asset – operating lease	1,975	1,992
Other	1,221	1,193

Total	$43,486	$37,895

The following table summarizes the components of Accounts Payable, Accrued Expenses, and Other Liabilities

($ in thousands):

	June 30, 2026	December 31, 2025
Common stock repurchases	$31,656	$19,294
Accounts payable and accrued expenses	18,956	15,681
Real estate taxes payable	8,920	8,439
Tenant security deposits	7,795	7,572
Prepaid rental income	6,404	5,645
Lease liability – finance leases	2,506	2,510
Accrued interest expense	2,417	2,372
Deferred tax liability	2,330	2,279
Lease liability – operating lease	2,225	2,213
Other	6,278	5,291

Total	$89,487	$71,296

Note 14. Related Party Transactions

Advisory Fees

Pursuant to the advisory agreement among the Company, the Operating Partnership, and the Advisor, the Advisor is responsible for sourcing, evaluating and monitoring the Company’s investment opportunities and making decisions related to the acquisition, management, financing and disposition of the Company’s assets, in accordance with the Company’s investment objectives, guidelines, policies and limitations, subject to oversight by the Company’s board of directors.

The Advisor receives an advisory fee, payable monthly in arrears, in connection with the management of the Company, as follows:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares
Advisory Fee (% of NAV)	1.25%	1.25%	1.25%	1.25%	0.65%

The Company does not pay the advisory fee with regard to its investments in the International Affiliated Funds.

As of June 30, 2026 and December 31, 2025, the Company had accrued advisory fees of $2.3 million and $2.4 million, respectively, which has been included in Accounts Payable, Accrued Expenses and Other Liabilities

on the Company’s Consolidated Balance Sheets. For the three and six months ended June 30, 2026, the Company incurred advisory fee expenses of $6.5 million and $12.9 million, respectively. For the three and six months ended June 30, 2025, the Company incurred advisory fee expenses of $6.1 million and $12.0 million, respectively.

Fees Due to Affiliated Service Providers

The Company may retain certain of the Advisor’s affiliates for necessary services relating to the Company’s investments or its operations, including construction, special servicing, leasing, development, property oversight and other property management services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and other types of insurance, management consulting and other similar operational matters.

The Company has engaged NexCore Companies LLC (“NexCore”), an affiliate of TIAA, to provide property management, accounting, construction, and leasing services for certain of its investments in healthcare properties. NexCore is a real estate development company focused exclusively on development, acquisition and management of healthcare real estate. As part of this engagement, the Company may pay acquisition fees to NexCore for sourcing deals and the Company may also enter into joint ventures with NexCore, and pursuant to the terms of the joint venture agreements, if certain internal rate of return hurdles are met, NexCore will participate in the profits based on set criteria once each member has received distributions in excess of hurdle rates or at the crystallization event. NexCore has the ability to exercise the crystallization event at any time following the fifth anniversary from the effective date of each respective agreement, with such amounts being recorded as Redeemable Non-Controlling Interest on the Company’s Consolidated Balance Sheets.

The Company entered into an agreement with Imajn Homes Holdings (“Sparrow”), an affiliate of TIAA, to assist the Company in acquiring and managing single-family housing in the United States. Sparrow is a vertically integrated company with acquisition, asset, property and construction management capabilities. As part of the joint venture arrangement with Sparrow, if certain internal rate of return hurdles are met, Sparrow will participate in the profits based on set criteria at the crystallization event. Additionally, Sparrow has the ability to exercise the crystallization event between the fifth and sixth anniversaries from the effective date of the agreement, with such amounts being recorded as Redeemable Non-Controlling Interest on the Company’s Consolidated Balance Sheets.

On March 15, 2024, the Company entered into new property and asset management agreements with a large, institutional-quality single-family rental operator in the United States. While the Company changed day-to-day operational management responsibilities of its single-family rental portfolio, the Company maintained all approval rights over its single-family rental investments. The Company’s existing joint venture agreement with Sparrow was amended in connection with the closing of the transaction, including certain modifications to Sparrow’s performance incentives that limit the duration of the period in which those incentives would be paid.

The Company entered into an agreement with Frigatebird CP Holdings LLC (“MyPlace”), an affiliate of TIAA, to assist the Company in acquiring and managing self-storage properties in the United States. MyPlace is a vertically integrated company with acquisition, asset, property and construction management capabilities. As part of the joint venture arrangement with MyPlace, if certain internal rate of return hurdles are met, MyPlace will participate in the profits based on set criteria once each member has received distributions in excess of hurdle rates or at the crystallization event. MyPlace has the ability to exercise the crystallization event between the fifth and seventh anniversaries from the effective date of the agreement, with such amounts being recorded as Redeemable Non-Controlling Interest on the Company’s Consolidated Balance Sheets.

As of June 30, 2026 and December 31, 2025, the Company recorded Redeemable Non-Controlling Interest of $0.3 million and $0.3 million, respectively, on the Company’s Consolidated Balance Sheets as further described in Note 19.

The Company entered into a master services agreement with Nuveen Real Estate Project Management Services, LLC (“Nuveen RE PMS”), an affiliate of the Advisor, for the purpose of Nuveen RE PMS providing professional services in connection with certain of the Company’s real estate investments. For project management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees determined by the estimated total cost of the project; provided that such fees shall not exceed 6% of project costs. For development and management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees to be determined by the complexity and size of the project; provided that such fees shall not exceed 4% of project costs. For both the three and six months ended June 30, 2026, the Company incurred less than $0.1 million, attributable to Nuveen RE PMS.

The following table is a summary of the Company’s affiliated service providers and the fees incurred by the Company to those service providers for the three and six months ended June 30, 2026 ($ in thousands):

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
Service provided	NexCore	MyPlace	NexCore	MyPlace
Property and project management services	$21	$10	$44	$20
Acquisition and asset management services	—	49	—	99

Total	$21	$59	$44	$119

The following table is a summary of the Company’s affiliated service providers and the fees incurred by the Company to those service providers for the three and six months ended June 30, 2025 ($ in thousands):

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
Service provided	NexCore	MyPlace	NexCore	MyPlace
Property and project management services	$59	$10	$129	$19
Acquisition and asset management services	—	50	—	97

Total	$59	$60	$129	$116

Fees Due to Dealer Manager

Nuveen Securities, LLC (the “Dealer Manager”) served as the dealer manager for the Offerings. The Dealer Manager is a registered broker-dealer affiliated with the Advisor. The Company’s obligations under the Dealer Manager Agreement to pay stockholder servicing fees with respect to the Class T, Class S and Class D shares distributed in the Offerings will survive until such shares are no longer outstanding or are converted into Class I shares. For the three and six months ended June 30, 2026, the Company incurred stockholder servicing fees of $1.4 million and $2.9 million, respectively. For the three and six months ended June 30, 2025, the Company incurred stockholder servicing fees of $1.5 million and $3.0 million, respectively. As of June 30, 2026, the Company had accrued approximately $32.6 million of stockholder servicing fees with respect to the outstanding Class T, Class S and Class D common shares, which includes $0.5 million for the last month of the reporting period.

The following table presents the upfront selling commissions, dealer manager fees and the stockholder servicing fees per annum, for each class of shares sold in the Offerings:

	Class T Shares		Class S Shares	Class D Shares	Class I Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%		up to 3.5%	up to 1.5%	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	up to 0.5%		—	—	—
Stockholder Servicing Fee (% of NAV)	0.85	%(1)	0.85%	0.25%	—

(1)

Consists of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum (or other amounts, provided that the sum equals 0.85%), of the aggregate NAV of outstanding Class T shares.

Due to Affiliates

The following table summarizes the components of Due to Affiliates ($ in thousands):

	June 30, 2026	December 31, 2025
Accrued stockholder servicing fees(1)	$32,620	$35,603
Advanced organization and offering expenses	246	739

Total	$32,866	$36,342

(1)

The Company accrues the full amount of future stockholder servicing fees payable to the Dealer Manager for Class T, Class S and Class D shares up to 8.75% of gross proceeds at the time such shares are sold (or, for Class T only, a lower limit set forth in the applicable agreement with the selling broker-dealer). The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Offerings, which provide, among other things, for the re-allowance of the full amount of the selling commissions and the dealer manager fee and all or a portion of stockholder servicing fees received by the Dealer Manager to such selected dealers. The Company will cease paying stockholder servicing fees upon a listing of Class I shares, the Company’s merger or consolidation into another entity or a sale of all or substantially all of the Company’s assets, or if the total underwriting compensation paid in respect of the offering in which the shares were issued reaches 10.0% of the gross proceeds from the primary offering.

DST Program Dealer Manager Agreement and Fees and Expenses

In connection with the launch of the DST Program, the Company, Nuveen Real Estate Exchange, LLC (the “DST Sponsor”), the Dealer Manager and the Operating Partnership entered into a dealer manager agreement (the “DST Dealer Manager Agreement”), pursuant to which the Dealer Manager serves as the dealer manager for the private placements of DST Interests (the “DST Offerings”) on a “best efforts” basis. Under the DST Dealer Manager Agreement, each DST will pay the Dealer Manager upfront selling commissions of up to 6.0% of the total cash purchase price paid per DST Interest sold. Additionally, each DST will pay to the Dealer Manager an ongoing investor servicing fee of up to 0.85% per annum of the net proceeds received in connection with DST Interests sold in the applicable DST Offering, with such net proceeds excluding any upfront selling commissions and non-accountable expense reimbursements.

The Operating Partnership will pay the Dealer Manager, solely with respect to Operating Partnership units issued in connection with the FMV Option (as defined in Note 21) in exchange for DST Interests or specific DST Properties and only until the fee limit (if any) set forth in the applicable agreement between the Dealer Manager and the participating intermediary that sold such DST Interests in a DST Offering has been reached, an investor servicing fee equal to 0.85% per annum of the aggregate NAV for the applicable Class S-1 units and an investor servicing fee equal to 0.25% per annum of the aggregate NAV for the applicable Class D-1 units. All or a portion of the upfront sales commissions and ongoing investor servicing fees may be reallowed to participating intermediaries, as set forth in the applicable agreement between the Dealer Manager and such participating intermediary. For both the three and six months ended June 30, 2026, and 2025, less than $0.1 million in expense was incurred for investor servicing fees.

The Company currently receives an organizational and offering expense reimbursement of 1.0% to 1.25% of DST Interests sold. For the three and six months ended June 30, 2026, the Company earned organizational and offering expense reimbursement fees of $0.1 million and $0.3 million, respectively.

Additional Related Party Disclosures

See Note 6. Investment in International Affiliated Funds for additional information related to the Company’s investment in International Affiliated Funds, in which affiliates of the Advisor serve as the investment adviser and receive management fees.

See Note 19. Equity and Redeemable Non-Controlling Interest for additional information related to TIAA’s purchase of $300.0 million Class N shares through its wholly owned subsidiary and redeemable non-controlling interests related to affiliated partners’ crystallization rights, which allow the partners to trigger the payment on the promote.

See Note 21. DST Program for additional information related to the DST Program.

Note 15. Economic Dependency

The Company depends on the Advisor and its affiliates for certain services that are essential to it, including the sale of the Company’s shares of common stock, acquisition and disposition decisions, and certain other responsibilities. If the Advisor and its affiliates are unable to provide such services, the Company would be required to find alternative service providers.

Note 16. Risks and Contingencies

Concentrations of risk may arise when a number of properties are located in a similar geographic region such that the economic conditions of that region could impact tenants’ obligations to meet their contractual obligations or cause the values of individual properties to decline. Additionally, concentrations of risk may arise if any one tenant comprises a significant amount of the Company’s rent, or if tenants are concentrated in a particular industry.

As of June 30, 2026, the Company had no significant geographic concentrations of risk. Additionally, the Company had no significant concentrations of tenants, as no single tenant had annual contract rent that made up more than 9% of the rental income of the Company. No significant lease expirations are scheduled to occur over the next twelve months.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Advisor expects the risk of loss to be remote.

Note 17. Leases

Lessor

The Company’s real estate properties are leased to tenants under operating lease agreements which expire on various dates. Certain leases have the option to extend or terminate at the tenant’s discretion, with termination options resulting in additional fees due to the Company.

Rental income is recognized on a straight-line basis. The following table summarizes the components of Rental Income for the three and six months ended June 30, 2026 and 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
Rental Income	2026	2025	2026	2025
Fixed lease payments	$37,780	$35,731	$72,751	$70,043
Variable lease payments	11,287	8,827	20,962	17,756
Straight-line rental income	1,725	516	3,893	814
Net increase to rental income related to above and below market lease amortization	1,079	1,044	2,079	2,076

Total	$51,871	$46,118	$99,685	$90,689

Aggregate minimum annual rentals for wholly owned real estate investments owned by the Company through the non-cancelable lease term as of June 30, 2026 are as follows ($ in thousands):

Year	Future Minimum Rents
2026 (remaining)	$69,640
2027	106,902
2028	85,605
2029	67,669
2030	56,396
Thereafter	186,654

Total	$572,866

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts, sales volume or contractual increases as defined in the lease agreement. These contractual contingent rentals are not included in the table above.

Lessee

Certain of the Company’s investments in real estate are subject to ground leases for which the Company is a lessee. The Company’s ground leases are classified as either operating leases or finance leases based on the characteristics of each lease. As of June 30, 2026, the Company had one ground lease classified as operating and two ground leases classified as finance. The right-of-use assets and lease liabilities related to ground leases are reflected within Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities, respectively, on the Company’s Consolidated Balance Sheets.

Each of the Company’s ground leases was acquired as part of the acquisition of real estate, and no incremental costs were incurred for such ground leases. The leases do not contain material residual value guarantees or material restrictive covenants. The Company’s ground leases are non-cancelable and certain leases contain renewal options.

The balances of the right-of-use assets and lease liabilities related to the Company’s ground leases are as follows

($ in thousands):

Assets:	June 30, 2026	December 31, 2025
Right-of-use asset – finance leases	$2,312	$2,340
Right-of-use asset – operating lease	1,975	1,992
Liabilities:
Lease liability – finance leases	2,506	2,510
Lease liability – operating lease	2,225	2,213

The Company used its incremental borrowing rate at the time of entering such leases, which was 8.43%, to determine its lease liabilities. As of June 30, 2026, the weighted-average remaining lease terms of the Company’s operating lease and finance leases were 35 years and 41 years, respectively.

Aggregate future minimum annual payments for ground leases held by the Company as of June 30, 2026 are as follows ($ in thousands):

	Operating Lease	Finance Leases
2026 (remaining)	$81	$109
2027	169	219
2028	169	219

	Operating Lease	Finance Leases
2029	$169	$219
2030	169	219
Thereafter	7,261	8,243

Total undiscounted future lease payments	8,018	9,228
Difference between undiscounted cash flows and discounted cash flows	(5,793)	(6,722)

Total lease liability	$2,225	$2,506

Payments under the Company’s operating ground leases contain fixed payment components that may include periodic increases based on an index of periodic fixed percentage escalations. Operating ground lease costs are reported in Rental Property Operating on the Company’s Consolidated Statements of Operations. For the three and six months ended June 30, 2026, the Company incurred operating ground lease costs of $0.1 million for each period. For the three and six months ended June 30, 2025, the Company incurred operating ground lease costs of $0.1 million for each period.

The following table details the components of the Company’s finance leases ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest on lease liabilities	$53	$53	$106	$106
Amortization of right-of-use assets	14	14	28	28

Total finance lease cost	$67	$67	$134	$134

Note 18. Derivatives

The Company uses derivative financial instruments to minimize the risks and costs associated with the Company’s investments and financing transactions. The Company has not designated any of its derivative financial instruments as hedges as defined under GAAP. Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks.

The use of derivative financial instruments involves certain risks, including the risk that the counterparties to these contractual arrangements do not perform as agreed. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.

Interest Rate Contracts

Certain of the Company’s transactions expose the Company to interest rate risk, including exposure to variable interest rates on certain loans secured by the Company’s real estate. The Company uses derivative financial instruments, including interest rate swaps, to limit the Company’s exposure to the future variability of interest rates.

The following table details the Company’s outstanding interest rate derivatives (notional amounts in thousands):

	June 30, 2026
Interest Rate Derivatives	Number of instruments	Notional Amount(1)	Weighted Average Strike Rate	Index	Weighted Average Maturity (Years)	Commencement Date	Maturity Date
Interest rate swaps – property debt	5	DKK 190,428	2.85%	CIBOR	4.5	7/31/2025	12/30/2030

(1)	As of June 30, 2026, the Notional Amount translated to $29.1 million.

The following table details the fair value of the Company’s derivative financial instruments ($ in thousands):

	Fair Value of Derivative in a Asset Position(1)		Fair Value of Derivative in a Liability Position(2)
Derivative financial instrument	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025
Interest rate swaps – property debt	$—	$—	$228	$435
Interest rate swap – swaption	—	306	—	—

Total derivative financial instrument	$—	$306	$228	$435

(1)	Included in Other Assets on the Company’s Balance Sheets.
(2)	Included in Accounts Payable, Accrued Expenses, and Other Liabilities on the Company’s Consolidated Balance Sheets.

For the three and six months ended June 30, 2026, the Company recorded unrealized losses related to changes in fair value of its derivative financial instruments of $0.2 million and $0.1 million, respectively. For the three and six months ended June 30, 2025, the Company recorded unrealized (losses) gains related to changes in fair value of its derivative financial instruments of $(0.02) million and $0.1 million, respectively.

Note 19. Equity and Redeemable Non-Controlling Interest

Authorized Capital

As of June 30, 2026, the Company had authority to issue a total of 2.2 billion shares of capital stock consisting of the following:

Classification	Number of Shares (in thousands)	Par Value
Class T Shares	500,000	$0.01
Class S Shares	500,000	$0.01
Class D Shares	500,000	$0.01
Class I Shares	500,000	$0.01
Class N Shares	100,000	$0.01
Preferred Stock	100,000	$0.01

Total	2,200,000

The Company’s board of directors may amend the Company’s Charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue, or to issue additional classes of stock.

Preferred Stock

On October 8, 2020, a subsidiary of the Company sold 125 shares of preferred stock in a private placement to effectuate the formation of a REIT established to hold the Company’s industrial property located in Massachusetts for tax management purposes.

Common Stock

As of June 30, 2026, the Company had issued and outstanding 10,146,536 shares of Class T common stock, 46,794,281 shares of Class S common stock, 6,963,208 shares of Class D common stock, 115,468,590 shares of Class I common stock and 23,026,429 shares of Class N common stock.

The following table details the movement in the Company’s outstanding shares of common stock (in thousands):

	Three Months Ended June 30, 2026
	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
March 31, 2026	11,402	47,378	7,341	111,944	23,454	201,519
Common Stock Issued(1)	(1,189)	929	22	6,096	—	5,858
Distribution Reinvestment	69	307	47	771	—	1,194
Vested Stock Grant	—	—	—	1	—	1
Common Stock Repurchased	(135)	(1,820)	(447)	(3,343)	(428)	(6,173)

June 30, 2026	10,147	46,794	6,963	115,469	23,026	202,399

	Six Months Ended June 30, 2026
	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
December 31, 2025	12,662	47,558	7,304	108,740	23,880	200,144
Common Stock Issued(1)	(1,943)	2,186	156	13,243	—	13,642
Distribution Reinvestment	143	622	94	1,563	—	2,422
Vested Stock Grant	—	—	—	2	—	2
Common Stock Repurchased	(715)	(3,572)	(591)	(8,079)	(854)	(13,811)

June 30, 2026	10,147	46,794	6,963	115,469	23,026	202,399

(1)	Common stock issued includes conversions between share classes.

TIAA purchased $300.0 million in shares of the Company’s Class N common stock (less the $200,000 initial capitalization) through a wholly owned subsidiary. TIAA may submit its shares for repurchase; provided, that it must continue to maintain ownership of the $200,000 initial investment in the Company’s shares for so long as the Advisor or its affiliate serves as the Company’s advisor. The total amount of repurchases of Class N shares eligible for TIAA to submit for repurchase will be limited to no more than 0.67% of the Company’s aggregate NAV per month and no more than 1.67% of the Company’s aggregate NAV per calendar quarter; provided, that if in any month or quarter the total amount of aggregate repurchases of all classes of the Company’s common stock do not reach the overall share repurchase plan limits of 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter, the above repurchase limits on the Class N shares shall not apply to that month or quarter and TIAA shall be entitled to submit shares for repurchase up to the overall share repurchase plan limits. During the three and six months ended June 30, 2026, the Company repurchased a total of 425,894 and 853,610 of TIAA’s Class N shares for $5.0 million and $10.0 million, respectively, pursuant to the terms described above. As of June 30, 2026, TIAA holds 23,026,429 Class N shares with a value of $269.1 million at the June 30, 2026 NAV per Class N share.

Restricted Stock Grants

Each non-employee director receives a $100,000 annual retainer, the chairperson of the audit committee receives an additional $20,000 annual retainer and the lead independent director receives an additional $5,000 annual retainer. The Company pays 50% of this compensation in cash, unrestricted stock, or a combination thereof in quarterly installments and the remaining 50% in the form of an annual grant of restricted stock based on the most recent transaction price. The restricted stock generally vests one year from the date of grant.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan whereby holders of Class T, Class S, Class D and Class I shares (other than investors in certain states or who are clients of a participating broker-dealer that does not permit automatic enrollment in the distribution reinvestment plan) have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. Holders of Class N shares are not eligible to participate in the distribution reinvestment plan. Investors who are clients of a participating broker-dealer that does not permit automatic enrollment in the distribution reinvestment plan or are residents of those states that do not allow automatic enrollment receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The per-share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable, which will generally be equal to the Company’s prior month’s NAV per share for that share class. Stockholders do not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to Class T shares, Class S shares and Class D shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan.

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code. The Company’s distribution policy reflects its intention to pay distributions monthly, subject to the discretion of the board of directors.

Based on the monthly record dates established by the board of directors, the Company accrues for distributions on a monthly basis. As of June 30, 2026 and December 31, 2025, the Company had accrued $10.4 million for each period. For the three and six months ended June 30, 2026, the Company declared and paid distributions of $30.9 million and $61.7 million, respectively. For the three and six months ended June 30, 2025, the Company declared and paid distributions of $29.3 million and $58.2 million, respectively.

Each class of common stock receives the same gross distribution per share, which was $0.1903 and $0.3809 per share for the three and six months ended June 30, 2026, respectively. The net distribution varies for each class based on the applicable advisory fee and stockholder servicing fee, which is deducted from the monthly distribution per share.

The following table details the net distribution for each of the Company’s share classes:

	Three Months Ended June 30, 2026
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.1903	$0.1903	$0.1903	$0.1903	$0.1903
Advisory fee per share of common stock	(0.0340)	(0.0335)	(0.0340)	(0.0339)	(0.0184)
Stockholder servicing fee per share of common stock	(0.0243)	(0.0240)	(0.0072)	—	—

Net distribution per share of common stock	$0.1320	$0.1328	$0.1491	$0.1564	$0.1719

	Six Months Ended June 30, 2026
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.3809	$0.3809	$0.3809	$0.3809	$0.3809
Advisory fee per share of common stock	(0.0672)	(0.0663)	(0.0673)	(0.0671)	(0.0363)
Stockholder servicing fee per share of common stock	(0.0481)	(0.0478)	(0.0143)	—	—

Net distribution per share of common stock	$0.2656	$0.2668	$0.2993	$0.3138	$0.3446

Share Repurchases

The Company has adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The Company may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in its discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of all classes of shares is limited to no more than 2% of the aggregate NAV attributable to stockholders per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the aggregate NAV attributable to stockholders per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding calendar quarter). In addition, if during any consecutive 24-month period, the Company does not have at least one month in which the Company fully satisfies 100% of properly submitted repurchase requests or accepts all properly submitted tenders in a self-tender offer for the Company’s shares, the Company will not make any new investments (excluding short-term cash management investments under 30 days in duration) and will use all available investable assets to satisfy repurchase requests (subject to the limitations under this program) until all outstanding repurchase requests have been satisfied. Shares would be repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price. Due to the illiquid nature of investments in real estate, the Company may not have sufficient liquid resources to fund repurchase requests and has established limitations on the amount of funds the Company may use for repurchases during any calendar month and quarter. Further, the Company’s board of directors may modify, suspend or terminate the share repurchase plan.

For the three and six months ended June 30, 2026, the Company repurchased shares of its common stock for $69.5 million and $155.7 million, respectively. For the three and six months ended June 30, 2025, the Company repurchased shares of its common stock for $60.8 million and $131.2 million, respectively. The Company had no unfulfilled repurchase requests during the six months ended June 30, 2026.

Redeemable Non-Controlling Interest

The Company’s affiliated partners have redeemable non-controlling interests in joint ventures due to crystallization rights, which allow the partners to trigger the payment on the promote. The redeemable non-controlling interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income or loss and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. As the redemption value was greater than the adjusted carrying value for certain affiliates as of June 30, 2026 and December 31, 2025, the Company recorded an allocation adjustment between Additional paid-in capital and Redeemable Non-Controlling Interest. The balance was $0.3 million as of both June 30, 2026 and December 31, 2025.

Note 20. Segment Reporting

The Company operates in ten reportable segments: industrial properties, healthcare properties, multifamily properties, retail properties, single-family housing, office properties, self-storage properties, commercial mortgage loans, real estate-related securities, and International Affiliated Funds. These are operating segments about which separate financial information is available that is evaluated regularly by the chief operating decision-makers (CODMs) in deciding how to allocate resources and in assessing performance. The Company’s co-president and chief financial officer have been identified as the CODMs. The Company’s CODMs direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment. The Company believes that segment net operating income is the performance metric that captures the unique operating characteristics of each segment.

The following table sets forth the financial position by segment ($ in thousands):

	June 30, 2026	December 31, 2025
Industrial	$633,289	$556,911
Healthcare	413,431	422,335
Multifamily	287,404	358,290
Retail	315,084	286,320
Single-Family Housing	135,199	137,892
Office	106,677	109,090
Self-Storage	55,174	57,282
Commercial Mortgage Loans	366,944	375,101
Real Estate-Related Securities (1)	253,851	242,803
International Affiliated Funds	114,762	116,984
Other (Corporate)	132,577	67,565

Total assets	$2,814,392	$2,730,573

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

.The following table sets forth the financial results by segment for the three months ended June 30, 2026 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$15,697	$12,210	$8,426	$8,078	$2,892	$3,495	$1,073	$—	$—	$—	$—	$51,871
Income from commercial mortgage loans	—	—	—	—	—	—	—	4,946	—	—	—	4,946

Total segment revenues	15,697	12,210	8,426	8,078	2,892	3,495	1,073	4,946	—	—	—	56,817
Expenses:
Property operating	3,855	3,851	3,540	2,117	1,370	1,052	681	—	—	—	—	16,466

Total segment expenses	3,855	3,851	3,540	2,117	1,370	1,052	681	—	—	—	—	16,466
Realized and unrealized gain from real estate-related securities									11,403			11,403
Realized and unrealized gain from real estate debt									535			535
Income from equity investments in unconsolidated international affiliated funds										1,631		1,631
Unrealized loss on commercial mortgage loans								(1,960)				(1,960)

Segment net operating income	$11,842	$8,359	$4,886	$5,961	$1,522	$2,443	$392	$2,986	$11,938	$1,631	$—	$51,960

Depreciation and amortization	(5,667)	(5,909)	(3,067)	(3,479)	(1,239)	(1,434)	(434)	—	—	—	—	(21,229)
Unrealized loss from interest rate derivatives											(178)	(178)
General and administrative expenses											(2,914)	(2,914)
Advisory fee due to affiliates											(7,902)	(7,902)
Interest income											2,596	2,596
Interest expense											(9,867)	(9,867)

Net income												$12,466

Net income attributable to non-controlling interests												13
Net income attributable to preferred stock												4

Net income attributable to common stockholders												$12,449

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

.The following table sets forth the financial results by segment for the three months ended June 30, 2025 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$12,981	$11,797	$8,058	$5,881	$2,855	$3,469	$1,077	$—	$—	$—	$—	$46,118
Income from commercial mortgage loans	—	—	—	—	—	—	—	6,909	—	—	—	6,909

Total segment revenues	12,981	11,797	8,058	5,881	2,855	3,469	1,077	6,909	—	—	—	53,027
Expenses:
Property operating	3,780	3,846	3,378	1,676	1,422	1,148	707	—	—	—	—	15,957

Total segment expenses	3,780	3,846	3,378	1,676	1,422	1,148	707	—	—	—	—	15,957
Realized and unrealized loss from real estate-related securities									(1,528)			(1,528)
Realized and unrealized loss from real estate debt									(191)			(191)
Income from equity investments in unconsolidated international affiliated funds										1,258		1,258
Unrealized gain on commercial mortgage loans								112				112

Segment net operating income	$9,201	$7,951	$4,680	$4,205	$1,433	$2,321	$370	$7,021	$(1,719)	$1,258	$—	$36,721

Depreciation and amortization	(5,979)	(5,914)	(2,612)	(2,469)	(1,183)	(1,408)	(426)	—	—	—	—	(19,991)
Unrealized gain on note payable											30	30
Unrealized loss from interest rate derivatives											(21)	(21)
General and administrative expenses											(2,607)	(2,607)
Advisory fee due to affiliates											(7,599)	(7,599)
Interest income											2,700	2,700
Interest expense											(11,358)	(11,358)

Net loss												$(2,125)

Net income attributable to non-controlling interests												11
Net income attributable to preferred stock												4

Net loss attributable to common stockholders												$(2,140)

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

.The following table sets forth the financial results by segment for the six months ended June 30, 2026 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$29,858	$23,595	$16,907	$14,905	$5,694	$6,697	$2,029	$—	$—	$—	$—	$99,685
Income from commercial mortgage loans	—	—	—	—	—	—	—	9,869	—	—	—	9,869

Total segment revenues	29,858	23,595	16,907	14,905	5,694	6,697	2,029	9,869	—	—	—	109,554
Expenses:
Property operating	7,744	7,957	6,790	3,879	2,963	2,235	1,368	—	—	—	—	32,936

Total segment expenses	7,744	7,957	6,790	3,879	2,963	2,235	1,368	—	—	—	—	32,936
Realized and unrealized gain from real estate-related securities									16,570			16,570
Realized and unrealized loss from real estate debt									(139)			(139)
Income from equity investments in unconsolidated international affiliated funds										1,882		1,882
Unrealized loss on commercial mortgage loans								(3,430)				(3,430)

Segment net operating income	$22,114	$15,638	$10,117	$11,026	$2,731	$4,462	$661	$6,439	$16,431	$1,882	$—	$91,501

Depreciation and amortization	(11,378)	(11,801)	(5,825)	(6,374)	(2,475)	(2,829)	(864)	—	—	—	—	(41,546)
Unrealized loss from interest rate derivatives											(88)	(88)
General and administrative expenses											(5,522)	(5,522)
Advisory fee due to affiliates											(15,721)	(15,721)
Interest income											5,076	5,076
Interest expense											(19,319)	(19,319)

Net income												$14,381

Net income attributable to non-controlling interests												23
Net income attributable to preferred stock												8

Net income attributable to common stockholders												$14,350

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

The following table sets forth the financial results by segment for the six months ended June 30, 2025 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$25,853	$22,417	$16,077	$11,807	$5,653	$6,761	$2,121	$—	$—	$—	$—	$90,689
Income from commercial mortgage loans	—	—		—	—	—	—	14,166	—	—	—	14,166

Total segment revenues	25,853	22,417	16,077	11,807	5,653	6,761	2,121	14,166	—	—	—	104,855
Expenses:
Property operating	7,186	8,250	6,508	3,350	2,582	2,268	1,338	—	—	—	—	31,482

Total segment expenses	7,186	8,250	6,508	3,350	2,582	2,268	1,338	—	—	—	—	31,482
Realized and unrealized gain from real estate-related securities									301			301
Realized and unrealized gain from real estate debt									201			201
Loss from equity investments in unconsolidated international affiliated funds										(1,697)		(1,697)
Unrealized loss on commercial mortgage loans								(423)				(423)

Segment net operating income	$18,667	$14,167	$9,569	$8,457	$3,071	$4,493	$783	$13,743	$502	$(1,697)	$—	$71,755

Depreciation and amortization	(11,635)	(11,837)	(5,281)	(5,174)	(2,362)	(3,177)	(847)	—	—	—	—	(40,313)
Unrealized gain on note payable											220	220
Unrealized gain from interest rate derivatives											51	51
General and administrative expenses											(4,406)	(4,406)
Advisory fee due to affiliates											(15,078)	(15,078)
Interest income											4,727	4,727
Interest expense											(21,999)	(21,999)

Net loss												$(5,043)

Net income attributable to non-controlling interests												14
Net income attributable to preferred stock												8

Net loss attributable to common stockholders												$(5,065)

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

Note 21. DST Program

In June 2025, the Company, through the Operating Partnership, initiated the DST Program to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests in specific DSTs holding the DST Properties. Under the DST Program, each DST Property may be sourced from the Company’s real properties or from third parties, will be held in a DST, and will be leased by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST or specific DST Properties held by the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash, at the Company’s sole discretion. After a one-year holding period, investors who receive OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at the Company’s sole discretion, shares of common stock of the Company, cash, or a combination of both.

The DST entities are considered to be VIEs. The Company consolidates these entities because each entity is the primary beneficiary as, through its Advisor, it controls key decisions including the FMV option, distribution timing, and absorbs the significant economic risks and rewards via the Operating Partnership master lease agreement with the DST.

The sales of DST Interests are accounted for as sales of equity interests. As of June 30, 2026, the Company has raised aggregate proceeds of $56.0 million related to the DST Program since inception, which is included in Non-Controlling Interests and Additional paid-in capital in the Company’s Consolidated Balance Sheets.

As of June 30, 2026, the following investments are included in the DST Program, which are included in Investments in Real Estate, Net in the Company’s consolidated financial statements:

Property	Sector	Location
Elston Plaza	Retail	Chicago, IL
Hembree Park	Industrial	Roswell, GA
Henderson Square	Retail	King of Prussia, PA
Mountain View	Industrial	Salt Lake City, UT
UP Minneapolis	Industrial	Minneapolis, MN

Under the master lease, the Company is responsible for leasing the DST Properties to tenants and for covering all costs associated with operating the underlying DST Properties. The rental revenues and operating property expenses associated with the underlying properties are included in the respective line items on the Company’s Consolidated Statements of Operations. The net amount the Company receives from the underlying DST Properties may be more or less than the amount the Company pays to the investors in the relevant DST and could fluctuate over time.

Note 22. Subsequent Events

In July 2026, the borrower fully paid off the $17.3 million Dolce Living Royal Palm mezzanine commercial mortgage loan described in Note 7.

In July 2026, the Company originated a $42.0 million senior loan to finance the acquisition of a seven-story multifamily property located in Houston, Texas. The loan allows for an additional $7.0 million in funding available to the borrower and matures in July 2029 with the borrower holding two additional 1-year extension options.

In August 2026, the Company acquired a 100% leased, light industrial facility for $29.1 million located in the Central Kane submarket of Chicago.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

References herein to “Company,” “we,” “us,” or “our” refer to Nuveen Global Cities REIT, Inc. and its subsidiaries unless the context specifically requires otherwise.

The following discussion should be read in conjunction with our unaudited consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and elsewhere in this Quarterly Report on Form 10-Q.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements about our business, operations and financial performance, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements as a result of various factors, including but not limited to those discussed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and elsewhere in this Quarterly Report on Form 10-Q. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission (the “SEC”). Except as required by law, we do not undertake to update or revise any forward-looking statements contained in this Quarterly Report on Form 10-Q.

Overview

Nuveen Global Cities REIT, Inc. is a Maryland corporation formed on May 1, 2017 that qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We were formed to invest in properties in or around certain global cities selected for their resilience, long-term structural performance and ability to deliver an attractive and stable distribution yield. We expect that over time a majority of our real estate investments will be located in the United States and that a substantial but lesser portion of our portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. We seek to complement our real property investments by investing a smaller portion of our portfolio in real estate-related assets. We are externally managed by our advisor, Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”), an investment advisory affiliate of Nuveen Real Estate. Nuveen Real Estate is the real estate investment management division of our sponsor, Nuveen, LLC (“Nuveen”). Nuveen is the asset management arm and a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”).

Public Offerings

Our Registration Statement on Form S-11 (File No. 333-222231) for our initial public offering of our common stock (the “Initial Public Offering”) was declared effective by the SEC on January 31, 2018 and terminated on July 2, 2021. Our Registration Statement on Form S-11 (File No. 333-252077) for our follow-on public offering (the “Follow-on Public Offering”) was declared effective by the SEC on July 2, 2021 and terminated on November 6, 2024.

Our Registration Statement on Form S-11 (File No. 333-280368) for our third public offering of up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares of common stock in our primary offering and up to $1.0 billion in shares of common stock pursuant to our distribution reinvestment plan (the “Third Public Offering”) was declared effective on November 6, 2024. We are offering to the public any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals our prior month’s net asset value (“NAV”) per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees.

Private Offerings

TIAA invested $200,000 through the purchase of 20,000 shares of common stock at $10.00 per share as our initial capitalization. Subsequent to our initial capitalization, TIAA purchased $300.0 million in shares (less the $200,000 initial capitalization amount), a portion of which has been repurchased.

We are conducting a private offering of Class I shares to feeder vehicles primarily created to hold our Class I shares, which in turn will offer interests in themselves to investors. We are conducting such offering pursuant to an exemption to registration under the Securities Act of 1933, as amended (the “Securities Act”).

Through Nuveen Global Cities REIT OP, LP (the “Operating Partnership”), in June 2025 we launched a private placement program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests (“DST Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”). These DST Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST or specific DST Properties held by the applicable DST from the investors for a period of one year commencing two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash. After a one-year holding period, investors who acquire OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program provides us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product with potential tax advantages for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended. Certain affiliates of the Adviser receive fees in connection with the sale of the DST Interests and the management of the DSTs. We intend to use the offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, repay indebtedness, fund the repurchase of shares of our common stock under our share repurchase plan and for other corporate purposes. As of June 30, 2026, we have raised $56.0 million in proceeds from the DST Program.

Q2 2026 Highlights

Operating results:

•

Declared and paid monthly distributions totaling $30.9 million during the three months ended June 30, 2026. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class I	Class D	Class T	Class S
Average Annualized Distribution Rate	5.56%	5.30%	4.72%	4.78%
Year-to-Date Total Return, without upfront selling commissions	2.25%	2.13%	1.83%	1.86%
Year-to-Date Total Return, assuming maximum upfront selling commissions	N/A	0.60%	(1.72)%	(1.69)%
Inception-to-Date Total Return, without upfront selling commissions	6.99%	6.75%	6.30%	5.92%
Inception-to-Date Total Return, assuming maximum upfront selling commissions	N/A	6.55%	5.80%	5.36%

Capital Activity:

•	Raised $81.6 million of gross proceeds during the three months ended June 30, 2026.

•	Raised $9.1 million of proceeds from the DST Program during the three months ended June 30, 2026.

•	Satisfied all share repurchase requests, totaling $69.5 million, for the three months ended June 30, 2026.

Acquisition Activity:

•

In June 2026, we acquired Fruit Valley Logistics Center, a Class A light industrial property located in the West Vancouver submarket of Portland, Oregon metropolitan statistical area for $13.0 million. The 63,262 square-foot property is 100% leased.

Portfolio

The following charts outline the allocation of our investments based on fair value as of June 30, 2026(1) (2):

By Region (%)

Europe
7%
Asia Pacific
3%
North America
90%

(1)	North America within allocation by region includes publicly-listed REITs (3%), CMBS (5%) and Commercial Mortgage Loans (8%) .
(2)	RE-Related Securities within asset allocation includes publicly-listed REITs (3%) and CMBS (5%) as shown on our Consolidated Balance Sheets.

The following charts further describe the diversification of our direct investments in real properties based on fair value as of June 30, 2026(3)(4):

U.S. By Region (%)

Midwest
7%
East
20%
South
52%
West
21%

(3)	Allocation by region includes only directly owned domestic property investments.
(4)	Allocation by sector includes our international directly held properties.

The following map shows the location and property type of directly held real estate investments owned by European Cities Partnership SCSP (“ECF”), in which we are currently invested, as of June 30, 2026:

European Cities Fund

Logport,
Venlo
CityPark Cross Dock,
Vienna
CityPark 1 & 2,
Vienna
CityPark 3,4 & 5,
Vienna
The Cube,
Berlin
Devonshire
Square, London
Haagsche Zwaan,
The Hague
Xanadú,
Madrid
Meraville Retail Park,
Bologna
Kamppi,
Helsinki
STAY Tarragona,
Tarragona
STAY Torrejon,
Madrid
Batignolles,
Paris
Sir Devonshire,
London

Kamppi
Helsinki
Logport
Venlo
Sir Devonshire
London
The Cube
Berlin
Devonshire Sq
London
Haagsche Zwaan
The Hague
CityPark
Cross Dock
CityPark
Phases 1&2
CityPark
Phases 3,4&5
Batignolles
Paris
Meraville,
Bologna
Xanadú
Madrid
STAY Torrejon
Madrid
STAY Tarragona
Tarragona

Source: Nuveen Real Estate, Q2 2026. Portfolio after current transactions are completed.

The following map shows the location and property type of directly held real estate investments owned by Asia Pacific Cities Fund (“APCF”), in which we are currently invested, as of June 30, 2026:

APCF Country and Sector Exposure

Hong Kong (1)
South Korea (5)
Singapore (1)
Japan (20)
Australia (2)

Source: Nuveen Real Estate, Jun 2026.

Investments in Real Estate

The following charts provide information on the nature and geographical locations of our direct investments in real properties as of June 30, 2026:

Sector and Property/Portfolio Name	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq. Ft. (in thousands) / # of units	Occupancy
Multifamily:
Kirkland Crossing	1	Aurora, IL	Dec, 2017	100%	266 Units	92%
Tacara Steiner Ranch	1	Austin, TX	June, 2018	100%	246 Units	94%
Brookson Flats	1	Huntersville, NC	June, 2021	100%	296 Units	93%
Signature at Hartwell	1	Seneca, SC	Nov, 2021	96.5%	185 Units	94%
The Reserve at Stonebridge Ranch	1	McKinney, TX	Dec, 2021	100%	301 Units	94%
CASA Nord Portfolio	5	Copenhagen, Denmark	Various	100%	110 Units	100%
Meidaimae Multifamily	1	Tokyo, Japan	Mar, 2025	100%	60 Units	99%

Total Multifamily	11				1,464 Units	94%
Industrial:
West Phoenix Industrial	1	Phoenix, AZ	Dec, 2017	100%	265 Sq. Ft	100%
Denver Industrial	3	Golden & Denver, CO	Dec, 2017	100%	486 Sq. Ft	85%
Henderson Interchange	1	Henderson, NV	Dec, 2018	100%	197 Sq. Ft	73%
Globe Street Industrial	1	Moreno Valley, CA	Oct, 2019	100%	252 Sq. Ft	100%
1 National Street	1	Boston, MA	Nov, 2020	100%	300 Sq. Ft	100%
Rittiman West 6 & 7	2	San Antonio, TX	Dec, 2020	100%	147 Sq. Ft	92%
10850 Train Ct.	1	Houston, TX	Dec, 2021	100%	113 Sq. Ft	100%
5501 Mid Cities Pkwy	1	San Antonio, TX	Dec, 2021	100%	88 Sq. Ft	100%
Tampa Lakeland Industrial	3	Tampa, FL	Jan, 2022	100%	366 Sq. Ft	95%
610 Loop	5	Houston, TX	Mar, 2022	100%	709 Sq. Ft	99%
UP Minneapolis	3	Minneapolis, MN	June, 2022	100%	406 Sq. Ft	100%
Wilsonville Logistics Center	1	Wilsonville, OR	July, 2022	100%	508 Sq. Ft	100%
Alliance Logistics	7	Various	Oct, 2022	100%	1,236 Sq. Ft	93%
Mountain View	1	Salt Lake City, UT	Mar, 2025	100%	265 Sq. Ft	100%
Hembree Park	1	Roswell, GA	Feb, 2026	100%	93 Sq. Ft	100%
Munich LEN	1	Ismaning, Germany	Mar, 2026	100%	125 Sq. Ft	100%
Fruit Valley Logistics Center	1	Vancouver, WA	June, 2026	100%	63 Sq. Ft	100%

Total Industrial	34				5,619 Sq. Ft	95%
Retail:
Main Street at Kingwood	1	Houston, TX	Oct, 2018	100%	199 Sq. Ft	98%
GFI Grocery Anchored Portfolio	5	Various	Sep, 2022	95%	499 Sq. Ft	100%
Short Pump Station	1	Short Pump, VA	Dec, 2024	100%	91 Sq. Ft	96%
Henderson Square	1	King of Prussia, PA	Aug, 2025	100%	107 Sq. Ft	100%
Elston Plaza	1	Chicago, IL	Mar, 2026	100%	93 Sq. Ft	97%

Total Retail	9				989 Sq. Ft	99%
Office:
Defoor Hills	1	Atlanta, GA	June, 2018	100%	91 Sq. Ft	100%
East Sego Lily	1	Salt Lake City, UT	May, 2019	100%	149 Sq. Ft	100%
Perimeter’s Edge	1	Raleigh, NC	Sept, 2021	100%	85 Sq. Ft	84%

Total Office	3				325 Sq. Ft	96%
Healthcare:
9725 Datapoint	1	San Antonio, TX	Dec, 2019	100%	205 Sq. Ft	100%
Linden Oaks	1	Chicago, IL	Nov, 2020	100%	43 Sq. Ft	100%
Locust Grove	1	Atlanta, GA	Nov, 2020	100%	40 Sq. Ft	100%
2945 Wilderness Place	1	Boulder, CO	Jan, 2021	100%	31 Sq. Ft	100%
Hillcroft Medical Clinic	1	Sugarland, TX	June, 2021	100%	41 Sq. Ft	100%

Sector and Property/Portfolio Name	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq. Ft. (in thousands) / # of units	Occupancy
Pacific Center	1	San Diego, CA	May, 2021	100%	92 Sq. Ft	100%
Buck’s Town Medical Campus I	5	Philadelphia, PA	Sept, 2021	100%	142 Sq. Ft	83%
620 Roseville Parkway	1	Roseville, CA	Oct, 2021	100%	194 Sq. Ft	88%
Buck’s Town Medical Campus II	2	Langhorne, PA	Oct, 2021	100%	69 Sq. Ft	85%
Project Sullivan	10	Various	Various	100%	661 Sq. Ft	99%

Total Healthcare	24				1,518 Sq. Ft	96%
Self-Storage:
Out O’ Space Storage	1	Palm Bay, FL	June, 2022	100%	240 Units	80%
Imperial Sugar Land	1	Sugar Land, TX	June, 2022	100%	791 Units	90%
Advantage Storage	1	Houston, TX	Aug, 2022	100%	781 Units	68%
Pflugerville Self-Storage	1	Pflugerville, TX	Dec, 2022	100%	546 Units	87%
Brighton Storage	1	Brighton, CO	Mar, 2023	100%	716 Units	84%

Total Self-Storage	5				3,074 Units	83%
Single-Family Housing:
Single-Family Rentals	383	Various	Various	100%	774 Sq. Ft	95%

Total Single-Family Housing	383					95%

Total Investment Properties	469					95%

The following schedule details the expiring leases at our industrial, retail, office and healthcare properties by annualized base rent and square footage as of June 30, 2026 ($ and square feet data in thousands). The table below excludes our multifamily properties, single-family rentals and self-storage properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2026 (remaining)	24	$2,870	3%	216	3%
2027	66	15,298	15%	1,082	14%
2028	68	16,342	15%	1,490	19%
2029	59	12,558	12%	960	12%
2030	66	12,777	12%	703	9%
2031	40	8,047	8%	411	5%
2032	17	14,747	14%	1,597	21%
2033	27	10,465	9%	634	9%
2034	7	1,061	1%	33	—%
2035	7	2,000	2%	109	1%
Thereafter	20	9,039	9%	504	7%

Total	401	$105,204	100%	7,739	100%

(1)	The annualized June 30, 2026 base rent per leased square foot of the applicable year excluding tenant recoveries, straight-line rent and above-market and below-market lease amortization.

Investments in Real Estate-Related Securities

We invest in real estate-related securities including shares of common stock of publicly listed REITs. As of June 30, 2026, we had 59 holdings and have invested $77.1 million in securities that are valued at $89.7 million.

The following chart further describes the diversification of our investments in real estate-related securities of June 30, 2026:

Investments in Real Estate Debt

We invest in CMBS, securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-throughs and represent beneficial ownership interests in trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. Losses are usually borne by the most subordinate class, which receive payments only after the senior classes have received payments to which they are entitled. CMBS are subject to the risks of the underlying mortgage loans. The majority (approximately 95%) of our CMBS are single-asset, single-borrower deals, and nearly all our CMBS are rated Investment Grade (BBB- or higher) with approximately 5.0% being non-Investment Grade (BB+ or lower). The greatest concentration by property sector of our CMBS is in industrial properties (37%). Additionally, to minimize interest rate risk, the portfolio is concentrated in floating-rate securities (approximately 82%, with the remaining 18% comprised of fixed-rate securities) whose base index rate of one-month SOFR is 3.66%, and help to generate a current portfolio yield of approximately 6.65%. As of June 30, 2026, we have invested $165.3 million in CMBS that are valued at $164.1 million on our Consolidated Balance Sheet.

The following charts further describe our investments in CMBS as of June 30, 2026:

By Collateral Type (%)

Diversified
5%
Office
5%
Multifamily
21%
Retail
4%
Industrial
37%
Hotel
21%
Other
7%

Investments in International Affiliated Funds

European Cities Partnership SCSp

ECF was launched in March 2016 as an open-end, Euro-denominated fund that seeks to build a diversified portfolio of high-quality and stabilized commercial real estate with good fundamentals (i.e., core real estate) located in or around certain investment cities in Europe selected for their resilience, potential for long-term structural performance and ability to deliver an attractive and stable distribution yield. As of June 30, 2026, ECF had 14 assets. As of March 31, 2026, ECF’s investments had a gross asset value of $1.6 billion (€1.5 billion) and a loan to value (“LTV”) ratio of 39.2%. The ECF portfolio is well diversified and had a balanced country exposure with 23.4% in the United Kingdom, 19.7% in Spain, 13.5% in Finland, 12.6% in Germany, 11.0% in the Netherlands, 10.1% in Austria, and 7.9% in Italy. The 12-month net total return and since-inception net total return was 5.6% and 2.0%, respectively, as of March 31, 2026.

Income from equity investments in unconsolidated international affiliated funds from ECF for the three and six months ended June 30, 2026 was $1.9 million and $2.9 million, respectively.

Asia Pacific Cities Fund

APCF was launched in November 2018 as an open-end, U.S. dollar-denominated fund that seeks durable income and capital appreciation from a balanced and diversified portfolio of real estate investments in a defined list of investment cities in the Asia-Pacific region. As of June 30, 2026, APCF had 13 investments (28 assets). As of March 31, 2026, APCF’s investments had a gross asset value of $1.6 billion and an LTV ratio of 38.4%. APCF had 29.1% exposure in South Korea, 28.8% in Singapore, 23.9% in Japan, 8.7% in Hong Kong and 9.5% in Australia, resulting in a 12-month total return and a since-inception total return of 4.2% and 5.4% (foreign exchange-neutral), respectively, as of March 31, 2026.

Loss from equity investments in unconsolidated international affiliated funds from APCF for the three and six months ended June 30, 2026 was $0.3 million and $1.0 million, respectively.

Investments in Commercial Mortgage Loans

The following table summarizes our investments in commercial mortgage loans as of June 30, 2026 ($ in thousands):

Investment Name	Origination Date	Loan Type	Property Type	Location	Interest Rate	Maturity Date	Periodic Payment Terms	Commitment Amount	Principal Receivable	Fair Value
9-90 Corporate Center(1)(2)	11/9/2021	Senior	Office	Framingham, MA	SOFR + 186 bps	11/9/2025	Interest only	$72,033	$57,899	$56,515
9-90 Corporate Center(2)	11/9/2021	Mezzanine	Office	Framingham, MA	SOFR + 586 bps	11/9/2025	Interest only	$23,344	$23,258	$11,590
Tucson IV	3/28/2022	Senior	Multifamily	Tucson, AZ	SOFR + 250 bps	1/9/2028	Interest only	$76,260	$73,260	$72,620
Tucson IV	3/28/2022	Mezzanine	Multifamily	Tucson, AZ	SOFR + 250 bps	1/9/2028	Interest only	$25,420	$24,420	$21,210
Dolce Living Royal Palm(1)	7/8/2022	Senior	Multifamily	Kissimmee, FL	SOFR + 185 bps	7/9/2027	Interest only	$51,432	$51,432	$51,310
Dolce Living Royal Palm	7/8/2022	Mezzanine	Multifamily	Kissimmee, FL	SOFR + 525 bps	7/9/2027	Interest only	$17,144	$17,144	$17,020
Sterling Self-Storage	10/8/2025	Senior	Self-Storage	Various	SOFR + 285 bps	10/8/2027	Interest only	$54,200	$54,179	$54,179
Sterling Industrial	11/19/2025	Senior	Industrial	Various	SOFR + 230 bps	11/19/2028	Interest only	$82,500	$82,500	$82,500

Total									$384,092	$366,944

(1)	Sold to unaffiliated parties, but did not qualify for sale accounting under GAAP and were not derecognized.
(2)

9-90 Corporate Center Senior and Mezzanine loans are in nonaccrual status as of June 30, 2026. Management placed the loans in nonaccrual status in fourth quarter of 2025 once it determined full collection of principal was doubtful when the borrower did not repay the loans at maturity, at which point interest income was no longer accrued and will only be recognized to the extent cash payments are received. Discussions are currently ongoing with the borrower regarding resolution of outstanding loan balance.

(3)	Loans were fully repaid subsequent to balance sheet date, as further described in Note 22. “Subsequent Events” in our consolidated financial statements.

In accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at our election, the existing commercial mortgage loans are stated at fair value and were initially valued at the face amount of the loan funding. Subsequently, the commercial mortgage loans are valued at least quarterly by an independent third-party valuation firm with additional oversight being performed by the Advisor’s internal valuation department. The value will be based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the LTV ratio and the cash flow of the underlying collateral), and the credit quality of the borrower.

For the three and six months ended June 30, 2026, we had unrealized losses on commercial mortgage loans of $2.0 million and $3.4 million, respectively.

For the three and six months ended June 30, 2026, we recognized interest and loan origination income from our investment in commercial mortgage loans of $4.9 million and $9.9 million, respectively.

Factors Impacting Our Operating Results

Our business is affected by conditions in the financial markets and economic conditions in the United States and to a lesser extent, elsewhere in the world. During the six months ended June 30, 2026, global markets continued to experience volatility, driven by concerns over persistent inflation, slowing economic growth and geopolitical uncertainty. However, global real estate values have continued to show signs of stabilization as total returns for real estate have remained positive since mid-2024, driven by consistently positive and stable income returns coupled with modest valuation changes. Though, as the market stabilization is in the early stages, it remains difficult to predict the full impact of the new geopolitical environment and any future changes in interest rates or inflation.

Results of operations are also dependent on the rental revenue we receive from the properties that we acquire, the timing of lease expirations, operating expenses, the competitive environment for real estate assets and income from our investments in real estate-related securities, real estate debt, commercial mortgages and the International Affiliated Funds. Real estate has produced strong returns over the last few years and has priced in the effects of higher inflation and monetary policy to a more limited extent than other asset classes. Higher market rents, particularly from industrial, healthcare and housing properties, are translating into strong net operating income growth, and investors continue to view real estate as a key portfolio diversifier in a high-inflation environment. U.S. commercial real estate should benefit even during a higher interest rate environment, as real estate assets will continue to be a higher-yielding alternative to fixed-income assets in the short term.

Competitive Environment

We face competition from a diverse mix of market participants, including other companies with similar business models, REITs, private equity funds, independent investors and other real estate investors. Competition from others may diminish our opportunity to acquire a desired property on favorable terms or at all. In addition, this competition may put pressure on us to reduce the rental rates at the properties we acquire below those that we expect to charge, which would adversely affect our financial results.

Rental Revenues

We receive income primarily from rental revenue generated by the properties that we acquire. The amount of rental revenue depends upon a number of factors, including our ability to enter into leases with increasing or market value rents for the properties that we acquire and rent collection, which primarily relates to each future tenant’s financial condition and ability to make rent payments to us on time.

Operating Expenses

Our operating expenses include general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with the various provisions of U.S. securities laws. As we have with the leases associated with our industrial, retail, office and healthcare properties, we generally expect to structure our leases so that the tenant is responsible for taxes, maintenance, insurance and structural repairs with respect to the premises throughout the lease term. Increases or decreases in such operating expenses will impact our overall financial performance.

Our Qualification as a REIT

We have elected to be taxed as a REIT for U.S. federal income tax purposes. Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. In qualifying for taxation as a REIT under the Code, we are subject to federal corporate income tax to the extent we distribute less than 100% of our REIT taxable income (including any net capital gains) to our stockholders and meet certain tests regarding the nature of our income and assets. In order to satisfy a requirement that five or fewer individuals do not own (or be treated as owning) more than 50% of our stock, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock.

Results of Operations

The following table sets forth the results of our operations for the three and six months ended June 30, 2026 and 2025 ($ in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	2026 vs 2025	2026	2025	2026 vs 2025
Revenues
Rental revenue	$51,871	$46,118	$5,753	$99,685	$90,689	$8,996
Income from commercial mortgage loans	4,946	6,909	(1,963)	9,869	14,166	(4,297)

Total revenues	56,817	53,027	3,790	109,554	104,855	4,699
Expenses
Rental property operating	16,466	15,957	509	32,936	31,482	1,454
General and administrative	2,914	2,607	307	5,522	4,406	1,116
Advisory fee due to affiliate	7,902	7,599	303	15,721	15,078	643
Depreciation and amortization	21,229	19,991	1,238	41,546	40,313	1,233

Total expenses	48,511	46,154	2,357	95,725	91,279	4,446
Other income (expense)
Realized and unrealized gain (loss) from real estate-related securities	11,403	(1,528)	12,931	16,570	301	16,269
Realized and unrealized (loss) gain from real estate debt	535	(191)	726	(139)	201	(340)
Income (loss) from equity investments in unconsolidated international affiliated funds	1,631	1,258	373	1,882	(1,697)	3,579
Unrealized (loss) gain on commercial mortgage loans	(1,960)	112	(2,072)	(3,430)	(423)	(3,007)
Unrealized (loss) gain from interest rate derivatives	(178)	(21)	(157)	(88)	51	(139)
Unrealized gain on note payable	—	30	(30)	—	220	(220)
Interest income	2,596	2,700	(104)	5,076	4,727	349
Interest expense	(9,867)	(11,358)	1,491	(19,319)	(21,999)	2,680

Total other income (expense)	4,160	(8,998)	13,158	552	(18,619)	19,171

Net income (loss)	$12,466	$(2,125)	$14,591	$14,381	$(5,043)	$19,424

Net income attributable to non-controlling interests	13	11	2	23	14	9
Net income attributable to preferred stock	4	4	—	8	8	—

Net income (loss) attributable to common stockholders	$12,449	$(2,140)	$14,589	$14,350	$(5,065)	$19,415

Rental Revenue and Rental Property Operating Expenses

Due to acquisitions of real estate we made since the period ended June 30, 2025, our rental revenues and rental property operating expenses for the three and six months ended June 30, 2026 and 2025 are not comparable. However, certain properties in our portfolio were owned for both the three and six months ended June 30, 2026 and 2025 and are further discussed below in “Same Property Results of Operations.”

Income from Commercial Mortgage Loans

During the three and six months ended June 30, 2026, income from commercial mortgage loans decreased $(2.0) million and $(4.3) million compared to 2025. The decrease is due to the payoff of three commercial mortgage loans.

General and Administrative Expenses

During the three and six months ended June 30, 2026, general and administrative expenses increased $0.3 million and $1.1 million compared to 2025, respectively.The increase is primarily due to tax expenses, commitment fees related to the credit facility, bank service charges, and fund administration expenses.

Advisory Fee Due to Affiliate

During the three and six months ended June 30, 2026, the advisory fee due to affiliate increased by $0.3 million and $0.6 million, respectively, compared to the corresponding periods in 2025 due to an increase in NAV.

Depreciation and Amortization

During the three and six months ended June 30, 2026, depreciation and amortization increased by $1.2 million and $1.2 million, respectively, compared to the respective periods in 2025 primarily due to acquisition activity.

Realized and Unrealized Gain from Real Estate-Related Securities

During the three and six months ended June 30, 2026, realized and unrealized gain from real estate-related securities increased $12.9 million and $16.3 million, respectively, compared to the corresponding period in 2025. The change was driven by outperformance in the healthcare, industrial, and specialty sectors.

Realized and Unrealized Gain (Loss) from Real Estate Debt

Realized and unrealized gain (loss) from real estate debt changed from a loss of $(0.2) million for the three months ended June 30, 2025, to a gain of $0.5 million for the three months ended June 30, 2026. The increase was due to tightening spreads for the quarter. Realized and unrealized gain (loss) from real estate debt changed from a gain of $0.2 million to a loss of $(0.1) million for the six months ended June 30, 2026. The decrease was due to cumulative widening spreads over the course of the period.

Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds

During the three months ended June 30, 2026, income from equity investments in unconsolidated International Affiliated Funds increased $0.4 million compared to the corresponding period in 2025. The change was primarily due to valuation increases in the residential and retail sectors for ECF. Income (loss) from equity investments in unconsolidated International Affiliated Funds changed from a loss of $(1.7) million to a gain of $1.9 million for the six months ended June 30, 2026. The change was primarily due to reduced foreign currency losses for APCF during the period.

Unrealized Loss on Commercial Mortgage Loans

During the three and six months ended June 30, 2026, unrealized loss on commercial mortgage loans increased $2.1 million and $3.0 million, respectively, compared to the corresponding periods in 2025. The change was due to appraisal adjustments on the collateral for the Tucson IV Mezzanine commercial mortgage loan in our consolidated financial statements.

Interest Income

During the three months ended June 30, 2026, interest income decreased $0.1 million compared to the corresponding period in 2025. The decrease is due to less accelerated amortization of discount related to CMBS paydowns before maturity, offset by increased investments in real estate debt. During the six months ended June 30, 2026, interest income increased $0.3 million compared to the corresponding period in 2025 due to increased investments in real estate debt.

Interest Expense

During the three and six months ended June 30, 2026, interest expense decreased $1.5 million and $2.7 million, respectively, compared to the corresponding periods in 2025 due to the 9-90 Corporate Center commercial mortgage loan being placed on non-accrual status (refer to Note 7. “Investment in Commercial Mortgage Loan” in our consolidated financial statements for additional information). This was offset by higher borrowings on the Credit Facility in 2026.

Same Property Results of Operations

We evaluate our consolidated results of operations on a same property basis, which allows us to analyze our property operating results excluding acquisitions during the periods under comparison. Properties in our portfolio are considered same property if they were owned for the full periods presented, otherwise they are considered non-same property. Newly acquired or recently developed properties that have not achieved stabilized occupancy are excluded from same property results and are considered non-same property. We do not consider our real estate-related securities, real estate debt, commercial mortgage loans, single-family housing and International Affiliated Funds segments to be same property.

For the three months ended June 30, 2026, our same-property portfolio consisted of 31 industrial, 24 healthcare, 10 multifamily, seven retail, five self-storage, and three office properties. For the six months ended June 30, 2026, our same-property portfolio consisted of 30 industrial, 24 healthcare, nine multifamily, seven retail, five self-storage, and three office properties.

Same property operating results are measured by calculating same property net operating income (“NOI”). Same property NOI is a supplemental non-GAAP disclosure of our operating results that we believe is meaningful as it enables management to evaluate the impact of occupancy, rents, leasing activity and other controllable property operating results at our real estate properties. We define same property NOI as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and (iii) other non-property-related revenue and expense items such as (a) general and administrative expenses, (b) management fees, (c) interest income, (d) income from real estate-related securities, (e) income from equity investments in unconsolidated international affiliated funds and (f) income from commercial mortgage loans.

Our same property NOI may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss).

The following table reconciles GAAP net income (loss) attributable to our stockholders to same property NOI ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income attributable to common stockholders	$12,449	$(2,140)	$14,350	$(5,065)
Adjustments to reconcile to same property NOI
Income from commercial mortgage loans	(4,946)	(6,909)	(9,869)	(14,166)
Straight-line rental income	(1,725)	210	(3,893)	(814)
General and administrative	2,914	2,607	5,522	4,406
Advisory fee due to affiliates	7,902	7,599	15,721	15,078
Depreciation and amortization	21,229	19,991	41,546	40,313
Realized and unrealized (gain) loss from real estate-related securities	(11,403)	1,528	(16,570)	(301)
Realized and unrealized (gain) loss from real estate debt	(535)	191	139	(201)
(Gain) loss from equity investments in unconsolidated international affiliated funds	(1,631)	(1,258)	(1,882)	1,697
Unrealized loss (gain) on commercial mortgage loans	1,960	(112)	3,430	423
Unrealized loss (gain) from interest rate derivatives	178	21	88	(51)
Unrealized gain on note payable	—	(30)	—	(220)
Interest income	(2,596)	(2,700)	(5,076)	(4,727)
Interest expense	9,867	11,358	19,319	21,999
Income attributable to non-controlling interests	13	11	23	14
Income attributable to preferred stock	4	4	8	8

NOI	$33,680	$30,371	$62,856	$58,393

Non-same property NOI	4,118	2,412	7,594	3,928

Same property NOI	$29,562	$27,959	$55,262	$54,465

The following table details the components of same property NOI ($ in thousands):

	Three Months Ended June 30,		2026 vs 2025		Six Months Ended June 30,		2026 vs 2025
	2026	2025	$	%	2026	2025	$	%
Same property rental revenue
Industrial	$13,393	$13,090	$303	2%	$24,763	$25,205	$(442)	(2)%
Healthcare	12,920	12,346	574	5%	24,881	23,638	1,243	5%
Multifamily	8,245	8,118	127	2%	15,983	15,948	35	—%
Retail	6,119	5,845	274	5%	12,239	11,712	527	4%
Office	2,236	2,320	(84)	(4)%	4,021	4,643	(622)	(13)%
Self-Storage	987	1,004	(17)	(2)%	1,862	1,981	(119)	(6)%

Total revenues	$43,900	$42,723	$1,177	3%	$83,749	$83,127	$622	1%
Same property operating expenses
Industrial	3,759	3,929	(170)	(4)%	7,323	7,189	134	2%
Healthcare	4,288	4,275	13	—%	8,923	9,090	(167)	(2)%
Multifamily	3,475	3,507	(32)	(1)%	6,490	6,363	127	2%
Retail	1,545	1,699	(154)	(9)%	3,164	3,378	(214)	(6)%
Office	666	719	(53)	(7)%	1,370	1,428	(58)	(4)%
Self-Storage	605	635	(30)	(5)%	1,217	1,214	3	—%

Total expenses	14,338	14,764	(426)	(3)%	28,487	28,662	(175)	(1)%

Same property NOI	$29,562	$27,959	$1,603	6%	$55,262	$54,465	$797	1%

Same Property—Revenue

Our rental revenue includes contractual rental income from our tenants based on the leases and tenant reimbursement income for costs related to common area maintenance, real estate taxes and other recoverable costs. For the three and six months ended June 30, 2026, rental revenues increased by $1.2 million and $0.6 million, respectively, across the same property portfolio as compared to the corresponding periods in 2025.

For the three months ended June 30, 2026, this increase was driven primarily by decreased rent concessions and increased occupancy at certain of our industrial properties and healthcare properties, as well as increased recovery income at certain of our retail properties, which was partially offset by increases in rent concessions at certain of our office properties.

For the six months ended June 30, 2026, this increase was driven primarily by decreased rent concessions at certain of our healthcare properties, combined with increased tenant reimbursement income at certain of our healthcare and retail properties, which was partially offset by increases in rent concessions at certain of our office and industrial properties.

Same Property—Expenses

Same property rental property operating expenses primarily include real estate taxes, utilities, salaries and other maintenance expenses associated with real estate properties. For the three and six months ended June 30, 2026, property operating expenses decreased by $0.4 million and $0.2 million, respectively, across the same property portfolio as compared to the corresponding periods in 2025.

For the three months ended June 30, 2026, the decrease was driven primarily by decreased real estate taxes and repairs and maintenance expenses at certain of our industrial, retail, and multifamily properties, as well as decreased in repairs and maintenance expenses at certain of our office properties.

For the six months ended June 30, 2026, the decrease was driven primarily by decreased real estate taxes and grounds repairs expenses at certain of our healthcare and retail properties, which was offset by increases in repairs and maintenance and real estate taxes at certain of our industrial and multifamily properties.

Liquidity and Capital Resources

We believe we are well positioned from a liquidity perspective with approximately $535.8 million of liquidity as of June 30, 2026, consisting of $232.0 million of undrawn capacity on our unsecured revolving credit facility (the “Credit Facility”), approximately $253.9 million in investments in real estate debt securities and real estate-related equity securities and $50.0 million of unrestricted cash on hand, that could be utilized to satisfy any potential liquidity requirements.

Our primary needs for liquidity and capital resources are to fund our investments, to make distributions to our stockholders, to repurchase shares of our common stock pursuant to our share repurchase plan, to pay our offering and operating expenses and capital expenditures and to pay debt service on the outstanding indebtedness we incur. Our operating expenses include, among other things, fees and expenses related to managing our properties and other investments, the advisory fee we pay to the Advisor and general corporate expenses.

In addition to our current liquidity, we obtain incremental liquidity through the sale of shares of our common stock in our continuous public offering and private offerings and the sale of DST Interests, from which we have collectively received proceeds of $3.3 billion as of June 30, 2026.

The following table is a summary of our indebtedness ($ in thousands):

	June 30, 2026			Principal Balance as of
Indebtedness	Weighted-Average Interest Rate(1)	Weighted- Average Maturity Date(2)	Maximum Facility Size	June 30, 2026	December 31, 2025
Fixed-rate mortgage loans secured by our properties:
Fixed-rate mortgages(3)	3.05%	2/20/2028	$240,677	$240,677	$214,729
Variable-rate mortgage loans secured by our properties:
Variable-rate mortgage loans(3)	+0.78%	12/31/2032	29,111	29,111	29,963

Total mortgage loans secured by our properties				269,788	244,692
Deferred financing costs, net				(1,299)	(1,225)
Discount on assumed mortgage notes, net				(5,839)	(6,680)

Total net mortgage loans secured by our properties				262,650	236,787
Variable-rate loans secured by other investments:
Variable-rate note payable	+1.65%	4/9/2026	71,947	71,947	71,947

Total loans secured by other investments				$334,597	$308,734
Unsecured loans:
Unsecured variable-rate revolving credit facility(4)	+applicable margin	9/26/2028	440,000	208,000	169,000
Unsecured variable-rate TL facility	+applicable margin	9/26/2028	225,000	225,000	225,000

Total unsecured loans			665,000	433,000	394,000

Total indebtedness			$1,006,735	$767,597	$702,734

(1)	“+” refers to relevant floating benchmark, which include one-month SOFR and one-month Copenhagen Interbank Offered Rate, as applicable to each secured or unsecured loan.
(2)	Weighted-average maturity assumes maximum maturity date.
(3)	See Note 11. “Mortgages Payable” in our consolidated financial statements for additional information related to our variable and fixed rate mortgage loans.
(4)	Additional borrowing under the Credit Facility is immediately available.

Capital Uses

During periods when we are selling more shares than we are repurchasing, we primarily use our capital to acquire investments, which we also fund with other capital resources. During periods when we are repurchasing more shares than we are selling, we primarily use our capital to fund repurchases. We continue to believe that our current liquidity position is sufficient to meet the needs of our business, and all repurchase requests from our inception through June 30, 2026 have been satisfied.

In addition, we may have other funding obligations, which we expect to satisfy with the cash flows generated from our investments and our capital resources described above. Such obligations may include distributions to our stockholders, operating expenses, capital expenditures, repayment of indebtedness, and debt service on our outstanding indebtedness. Our operating expenses include, among other things, the advisory fee we pay to the Advisor, which will impact our liquidity.

Cash Flows

The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	Six Months Ended June 30,
	2026	2025
Cash flows provided by operating activities	$40,598	$36,934
Cash flows used in investing activities	(103,698)	(72,653)
Cash flows provided by financing activities	65,519	51,724
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(314)	(466)

Net increase in cash and cash equivalents and restricted cash	$2,105	$15,539

Cash flows provided by operating activities increased $3.7 million during the six months ended June 30, 2026 compared to the corresponding period in 2025, primarily due to an increase in net operating income.

Cash flows used in investing activities increased $31.0 million during the six months ended June 30, 2026 compared to the corresponding period in 2025 primarily due to a $44.0 million increase in acquisitions of real estate and a $13.2 million decrease in proceeds from paydowns of commercial mortgage loans. This activity was partially offset by a $26.6 million decrease in net purchases of real estate-related securities and real estate debt.

Cash flows provided by financing activities increased $13.8 million during the six months ended June 30, 2026 compared to the corresponding period in 2025 due to increased borrowings of $60.6 million related to the Credit Facility and mortgages payable and a $26.2 million increase related to contributions from non-controlling interests. This activity was partially offset by a $42.0 million increase in repayments on Credit Facility, $21.4 million increase in common stock repurchases, and a $8.6 million decrease in proceeds from issuance of common stock.

Funds from Operations and Adjusted Funds from Operations

We believe funds from operations (“FFO”) is a meaningful supplemental non-GAAP operating metric, which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. Our consolidated financial statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”).

FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable real property and impairment write-downs on depreciable real property, plus real estate-related depreciation and amortization.

We also believe that Adjusted FFO (“AFFO”) is a meaningful supplemental non-GAAP disclosure of our operating results which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. AFFO further adjusts FFO in order for our operating results to reflect the specific characteristics of our business by adjusting for items we believe are not related to our core operations. Our adjustments to FFO to arrive to AFFO include straight-line rental income, amortization of above- and below-market lease intangibles, amortization of deferred financing costs and mortgage discount, organization costs, unrealized gains or losses from changes in fair value of real estate-related securities and real estate debt, unrealized loss on commercial mortgage loans and note payable, amortization of restricted stock awards and unrealized loss or income from investments in international affiliated funds. AFFO is not defined by NAREIT and our calculation of AFFO may not be comparable to the disclosures made by other REITs.

The following table presents a reconciliation of net income under GAAP to FFO and to AFFO ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$12,466	$(2,125)	$14,381	$(5,043)
Adjustments:
Real estate depreciation and amortization	21,229	19,991	41,546	40,313
Amount attributable to non-controlling interests for above adjustments	(74)	(56)	(147)	(131)

Funds from Operations attributable to common stockholders	33,621	17,810	55,780	35,139
Straight-line rental income	(1,725)	(516)	(3,893)	(814)
Amortization of above- and below-market lease intangibles	(1,079)	(1,044)	(2,079)	(2,076)
Amortization of deferred financing costs	419	151	842	290
Amortization of mortgage discount	419	426	840	897
Unrealized (gain) loss from changes in fair value of real estate-related securities	(4,691)	1,805	(9,371)	1,755
Unrealized loss (gain) from changes in fair value of real estate debt	(671)	175	43	(182)
Unrealized loss (gain) on commercial mortgage loans	1,960	(112)	3,430	423
Unrealized loss (gain) from interest rate derivatives	178	21	88	(51)
Unrealized loss (gain) on note payable	—	(30)	—	(220)
Amortization of restricted stock awards	53	53	131	106
Unrealized (gain) loss from investments in international affiliated funds	(635)	(491)	(604)	3,254

Adjusted Funds from Operations attributable to stockholders	$27,849	$18,248	$45,207	$38,521

FFO and AFFO should not be considered to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO and AFFO should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO and AFFO are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders.

Distribution Policy

Our distribution policy is set by our board of directors and is subject to change based on available cash flows. We cannot guarantee the amount of distributions paid, if any. Our stockholders will not be entitled to receive a distribution if their shares are repurchased prior to the applicable time of the record date. In connection with a distribution to our stockholders, our board of directors approves a monthly distribution for a certain dollar amount for each class of our common stock. We then calculate each stockholder’s specific distribution amount for the month using applicable record and declaration dates, and the distributions begin to accrue on the date we admit our stockholders.

Our distribution policy reflects our intention to pay distributions monthly, subject to the discretion of our board of directors. The net distribution varies for each class based on the applicable stockholder servicing fee and advisory fee, which are deducted from the monthly distribution per share and paid directly to the applicable recipients.

Distributions

We declare monthly distributions for each class of our common stock which are generally paid within 30 days after month-end. Each class of our common stock received the same gross distribution per share, which was $0.1903 and $0.3809 per share for the three and six months ended June 30, 2026. The net distribution varies for each class based on the applicable stockholder servicing fee and advisory fee, which are deducted from the monthly distribution per share and paid by us to the recipients.

	Three Months Ended June 30, 2026
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.1903	$0.1903	$0.1903	$0.1903	$0.1903
Advisory fee per share of common stock	(0.0340)	(0.0335)	(0.0340)	(0.0339)	(0.0184)
Stockholder servicing fee per share of common stock	(0.0243)	(0.0240)	(0.0072)	—	—

Net distribution per share of common stock	$0.1320	$0.1328	$0.1491	$0.1564	$0.1719

	Six Months Ended June 30, 2026
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.3809	$0.3809	$0.3809	$0.3809	$0.3809
Advisory fee per share of common stock	(0.0672)	(0.0663)	(0.0673)	(0.0671)	(0.0363)
Stockholder servicing fee per share of common stock	(0.0481)	(0.0478)	(0.0143)	—	—

Net distribution per share of common stock	$0.2656	$0.2668	$0.2993	$0.3138	$0.3446

For the three and six months ended June 30, 2026, we declared and paid distributions of $30.9 million and $61.7 million, respectively. The June 2026 distribution was declared and paid in July 2026.

The following table summarizes our distributions declared and paid ($ in thousands):

	Three Months Ended June 30, 2026		Three Months Ended June 30, 2025
	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash	$17,444	56.51%	$16,246	55.54%
Reinvested in shares	13,424	43.49%	13,004	44.46%

Total distributions	$30,868	100.00%	$29,250	100.00%

Sources of distributions
Cash flows from operating activities	$21,907	70.97%	$21,414	73.21%
Debt and financing proceeds	8,961	29.03%	7,836	26.79%

Total sources of distributions	$30,868	100.00%	$29,250	100.00%

Total cash flows from operating activities	$21,907		$21,414

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash	$34,424	55.80%	$32,488	55.85%
Reinvested in shares	27,265	44.20%	25,687	44.15%

Total distributions	$61,689	100.00%	$58,175	100.00%

Sources of distributions
Cash flows from operating activities	$40,598	65.81%	$36,934	63.49%
Debt and financing proceeds	21,091	34.19%	21,241	36.51%

Total sources of distributions	$61,689	100.00%	$58,175	100.00%

Total cash flows from operating activities	$40,598		$36,934

Net Asset Value

Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. The overarching principle of these guidelines is to produce a valuation that represents a fair and accurate estimate of the value of our investments or the price that would be received for our investments in an arm’s-length transaction between market participants, less our liabilities. These valuation guidelines are largely based upon standard industry practices used by private, open-end real estate funds and are administered by the Advisor.

As a public company, we are required to issue financial statements based on historical cost in accordance with GAAP, which are subject to an independent audit. To calculate our NAV for purposes of establishing a purchase and repurchase price for our shares, we have adopted a model that adjusts the value of our assets from historical cost to fair value in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to independent audit. Our NAV may differ from equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Because these fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. While we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and repurchase price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

The following valuation methods are used for purposes of calculating our NAV:

•

Investments in real property are valued by our independent valuation advisor, SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”), using the income approach’s discounted cash flow method. The discounted cash flow method takes into consideration all contractual rent payments over the life of the lease term offset by any capitalized expenditures. SitusAMC may supplement the discounted cash flow analysis with a sales comparison approach and the income approach’s direct capitalization method, but typically reconciles exclusively to the discounted cash flow method. Following the table below that sets forth our NAV calculation is a sensitivity analysis for our investments in real property.

•

Investments in commercial mortgage loans are valued by SitusAMC using the income approach’s discounted cash flow method. When used to value commercial mortgage loans, this method discounts the scheduled monthly interest payments at a market discount rate. The market discount rate takes into consideration a number of factors specific to the property (remaining term, LTV and quality of property) and market (capital market flows, current Treasury rates and quoted lending spreads).

•

Investments in International Affiliated Funds are included in our NAV at the value reported by each funds’ manager, which is calculated in accordance with the manager’s valuation policy. Investments in the International Affiliated Funds are generally valued using a discounted cash flow analysis supplemented by a direct capitalization analysis as provided by an independent third party.

•	Investments in real estate-related securities are valued on the basis of publicly available market quotations or at fair value determined in accordance with GAAP.

•

Investments in real estate debt consist of CMBS. We classify CMBS as trading securities and the Advisor generally values such CMBS on the basis of publicly available market quotations or at fair value determined in accordance with GAAP. We generally determine the fair value of our investments in real estate debt by utilizing third-party service providers whenever available.

•

Liabilities include the fees payable to the Advisor and the Dealer Manager, accounts payable, accrued operating expenses, property-level mortgages, note payable, any portfolio-level credit facilities and other liabilities. Other than property-level mortgages and note payable, we include the cost basis of our liabilities as part of NAV, which approximates fair value. These carrying amounts are meant to reasonably approximate fair value due to the liquid and short-term nature of the instruments. We include as part of NAV the fair value of our property-level mortgages and note payable, which are valued quarterly by SitusAMC using the income approach’s discounted cash flow method.

At the beginning of each calendar year, the Advisor develops a valuation plan with the objective of having each of our wholly owned properties valued each quarter by an appraisal, except for newly acquired properties as described below. Our independent valuation advisor relies in part on property-level information provided by the Advisor, including (1) historical and projected operating revenues and expenses of the property, (2) lease agreements with respect to the property and (3) information regarding recent or planned capital expenditures. Appraisals are performed in accordance with the Code of Professional Ethics of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practices of The Appraisal Foundation, or the similar industry standards for the country where the property appraisal is conducted. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute) or similar designation or, for international appraisals, a public or other certified expert for real estate valuations. Our independent valuation advisor generally performs the appraisals, but in its discretion, may engage other independent valuation firms to provide appraisals of certain of our properties. Any appraisal provided by a firm other than our independent valuation advisor is performed in accordance with our valuation guidelines and is not incorporated into the calculation of our NAV until our independent valuation advisor has confirmed the reasonableness of such appraisal.

Wholly owned properties and joint ventures may be valued more frequently than quarterly under certain circumstances. If, in the opinion of the Advisor an event becomes known to the Advisor (including through communication with our independent valuation advisor) that is likely to have any material impact on previously provided estimated values of the affected properties, the Advisor will notify our independent valuation advisor. If in the opinion of our independent valuation advisor, such event is likely to have an impact on a previously provided value of the affected properties, our independent valuation advisor will recommend intra-quarter valuation adjustments that will be incorporated into our NAV calculation. For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or capital market events may cause the value of a wholly owned property to change materially. Once the independent valuation advisor has communicated the adjusted estimate of property value to the Advisor, the Advisor will cause such adjusted value to be included in our monthly NAV calculation. Any such adjustments will be estimates of the market impact of material events to the appraised value of the property, based on assumptions and judgments that may or may not prove to be correct and may also be based on limited information readily available at that time. In general, we expect that any estimates of value or interim appraisals will be performed as soon as possible after a determination by the Advisor that a material change has occurred and the financial effects of such change are quantifiable by the independent valuation advisor. However, rapidly changing market conditions or material events may not be immediately reflected in our NAV. The resulting potential disparity in our NAV may inure to the benefit of stockholders whose shares are repurchased or new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

In accordance with the valuation guidelines, our fund administrator calculates our NAV per share for each class of our common stock as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based upon individual appraisal reports provided periodically by third-party independent valuation firms and reviewed by our independent valuation advisor, (2) our real estate-related assets for which third-party market quotes are available, (3) our other real estate-related assets, if any, and (4) our other assets and liabilities. The NAV per share for our share classes may differ because stockholder servicing fees allocable to a specific class of shares are only included in the NAV calculation for that class and the advisory fee allocable to the Class N shares differs from the advisory fee allocable to the other share classes.

At the end of each month, before taking into consideration additional issuances of shares of capital stock, share repurchases or class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV plus issuances of shares that were effective on the first calendar day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month. Changes in our monthly NAV include, without limitation, accruals of our net portfolio income, interest expense, the advisory fee, distributions, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. On an ongoing basis, the Advisor will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.

We reimburse the Advisor for any organization and offering expenses that it incurs on our behalf as and when incurred. These expenses include legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging and meals, but exclude upfront selling commissions, dealer manager fees and stockholder servicing fees. After the termination of each public offering, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur with respect to that offering exceed 15% of the gross proceeds from such offering. In connection with the Initial Public Offering, the Advisor advanced $4.6 million of our organization and offering expenses on our behalf from our inception through December 2018. We began reimbursing the Advisor for all such expenses ratably over the 60 months commencing October 31, 2021, the date our NAV reached $1.0 billion. Such expenses will not be deducted from our NAV until they are payable to the Advisor.

Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand) and the deduction of any other liabilities, our fund administrator incorporates any class-specific adjustments to our NAV, including additional issuances and repurchases of our common stock and accruals of class-specific stockholder servicing fees and advisory fees. For each applicable class of shares, each of the stockholder servicing fee and the advisory fee is calculated as a percentage of the aggregate NAV for such class of shares. The declaration of distributions reduces the NAV for each class of our common stock in an amount equal to the accrual of our liability to pay such distribution. NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares for that class then outstanding.

The purchase price per share for each class of our common stock will generally equal our prior month’s NAV per share, as determined monthly, plus applicable selling commissions and dealer manager fees. Our NAV for each class of shares is based on the net asset values of our investments (including real estate-related securities, real estate debt, commercial mortgage loans and International Affiliated Funds), the addition of any other assets (such as cash on hand) and the deduction of any liabilities and stockholder servicing fees applicable to such class of shares.

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. We believe our NAV is a meaningful supplemental non-GAAP operating metric. The following table provides a breakdown of the major components of our NAV as of June 30, 2026 ($ and shares in thousands, except per-share data):

Components of NAV	June 30, 2026
Investments in real property	$2,498,476
Investments in commercial mortgage loans	259,119
Investments in real estate debt	164,132
Investments in international affiliated funds	114,762
Investments in real estate-related securities	89,719
Cash and cash equivalents	49,995
Restricted cash	28,502
Other assets	20,014
Debt obligations	(764,729)
Other liabilities	(94,458)
Subscriptions received in advance	(27,606)
Stockholder servicing fees payable the following month(1)	(469)
Non-controlling interests in joint venture	(60,783)

Net Asset Value	$2,276,674
Net Asset Value attributable to preferred stock	125

Net Asset Value attributable to common stockholders	$2,276,549

Number of outstanding shares of common stock	202,399

(1)

Stockholder servicing fees only apply to Class T, Class S and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class T, Class S and Class D shares. As of June 30, 2026, we have accrued under GAAP approximately $32.6 million of stockholder servicing fees payable to the Dealer Manager related to the Class T, Class S and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share by share class as of June 30, 2026 ($ in thousands, except per-share data):

NAV Per Share	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
Net asset value attributable to common stockholders	$114,022	$519,302	$78,411	$1,295,664	$269,150	$2,276,549
Number of outstanding shares	10,147	46,794	6,963	115,469	23,026	202,399

NAV per share as of June 30, 2026	$11.24	$11.10	$11.26	$11.22	$11.69

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the June 30, 2026 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	7.04%	5.91%
Industrial - International	6.35	5.75
Healthcare	7.32	6.46
Multifamily	6.82	5.54
Multifamily - International	4.29	3.70
Grocery Anchored Retail	7.01	5.98
Single-Family Housing	7.25	5.50
Office	8.06	7.28
Self-Storage	7.27	5.60

These assumptions are determined by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Industrial	Industrial- International	Healthcare	Multifamily	Multifamily- International	Grocery Anchored Retail	Single- Family Housing	Office	Self- Storage
Discount Rate	0.25% decrease	2.00%	1.73%	1.98%	1.90%	1.85%	1.84%	1.98%	1.94%	1.80%
(weighted average)	0.25% increase	(1.93)%	(1.73)%	(1.94)%	(1.87)%	(1.98)%	(1.86)%	(1.91)%	(1.79)%	(1.98)%
Exit Capitalization Rate	0.25% decrease	2.88%	2.47%	2.52%	2.85%	5.20%	2.61%	2.93%	2.15%	2.70%
(weighted average)	0.25% increase	(2.65)%	(2.47)%	(2.28)%	(2.68)%	(4.45)%	(2.36)%	(2.64)%	(2.01)%	(2.70)%

The following table reconciles stockholders’ equity per our Consolidated Balance Sheets to our NAV ($ in thousands):

June 30, 2026
Reconciliation of Stockholders’ Equity to NAV
Stockholders’ equity under GAAP	$1,690,252
Redeemable non-controlling interest	254

Total partners’ capital of Operating Partnership	1,690,506
Adjustments:
Organization and offering costs(1)	246
Accrued stockholder servicing fees(2)	32,151
Unrealized net real estate and real estate debt appreciation(3)	177,710
Accumulated depreciation and amortization(4)	400,274
Additional paid in capital attributable to DST(5)	(2,628)
Straight-line rent receivable	(21,585)

Net Asset Value	$2,276,674

(1)

The Advisor and its affiliates agreed to advance organization and offering costs on our behalf through December 31, 2018. Organization costs are expensed and offering costs are a component of equity in the form of additional paid-in capital. For NAV, such costs will be recognized as a reduction to NAV as they are reimbursed over 60 months commencing October 31, 2021.

(2)

Accrued stockholder servicing fees represent the accrual for the full cost of the stockholder servicing fee for Class T, Class S and Class D shares. Under GAAP, we accrue the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold the shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid.

(3)

Our investments in real estate are presented under historical cost in our GAAP consolidated financial statements. Additionally, our mortgage notes and revolving credit facilities (collectively referred to as “Debt”) are presented at their carrying value in our GAAP consolidated financial statements. As such, any changes in the fair market value of our investments in real estate and Debt are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate and our Debt are recorded at fair value.

(4)

In accordance with GAAP, we depreciate our investments in real estate and amortize certain other assets and liabilities. Such depreciation and amortization is not recorded for purposes of determining our NAV.

(5)

In accordance with GAAP and under the DST Program, any difference between consideration received and the carrying value of the DST beneficial interest sold is recorded through additional paid in capital. For purposes of determining our NAV, this difference is recorded to noncontrolling interest.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

(1)	a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;

(2)

we would be able to achieve, for our stockholders, the NAV per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

(3)	the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.

Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities and attributes specific to the properties and assets within our portfolio.

Critical Accounting Policies

The preparation of our consolidated financial statements in accordance with GAAP involves significant judgments and assumptions and requires estimates about matters that are inherently uncertain. These judgments affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

There have been no material changes to the critical accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2025.

Contractual Obligations

The following table aggregates our contractual obligations and commitments with payments due after June 30, 2026 ($ in thousands):

Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Indebtedness	$774,735	$125,818	$519,208	$30,851	$98,858
Organization and offering costs	246	246	—	—	—
Interest expense(1)	81,171	33,007	42,828	4,913	423
Ground leases(2)	17,246	190	776	776	15,504

Total	$873,398	$159,261	$562,812	$36,540	$114,785

(1)

Represents interest expense for our fixed and variable rate mortgages payable, note payable and Credit Facility, with the assumption that the Credit Facility is paid off at maturity. The weighted-average interest rate on both the Credit Facility and note payable for the six months ended June 30, 2026 was 5.02%.

(2)	Represents minimum future payments for land under non-cancelable operating and finance leases at a number of our properties expiring in various years through 2070.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

We are exposed to interest rate risk with respect to our variable-rate indebtedness used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. An increase in interest rates would directly result in higher interest expense costs. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We may seek to manage or mitigate the exposure to interest risk through interest rate protection agreements to fix or cap a portion of our variable-rate debt. As of June 30, 2026, the outstanding principal balance of our variable rate indebtedness was $504.9 million and consisted of our Revolving Facility, TL Facility and note payable, all of which are indexed to one-month U.S. dollar-denominated SOFR. For the six months ended June 30, 2026, a 10 basis point increase in the one-month U.S. dollar-denominated SOFR would have resulted in increased interest expense of approximately $0.2 million.

Certain of our mortgage loans are variable and indexed to three-month Copenhagen Interbank Offered Rate (“CIBOR”). We have executed interest rate swaps with an aggregate notional amount of 190,428 Danish kroner as of June 30, 2026 to hedge the risk of increasing interest rates. For the six months ended June 30, 2026, a 10 basis point increase in three-month CIBOR would have resulted in no change to interest expense, net of the impact of our interest rate swaps.

Credit Risk

Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, will not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We had one interest rate contract as of June 30, 2026. As of June 30, 2026, the fair value of our interest rate contract liability was $0.2 million, which is included in Accounts Payable, Accrued Expenses, and Other Liabilities on our Consolidated Balance Sheets.

Foreign Currency Risk

We may be exposed to currency risks related to our direct international investments, along with our investments in the International Affiliated Funds. We may seek to manage or mitigate our risk to the exposure of the effects of currency changes through the use of a wide variety of derivative financial instruments. We did not have any foreign currency derivatives as of June 30, 2026.

ITEM 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this Quarterly Report on Form 10-Q, was made under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, our CEO and CFO have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that occurred during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. Legal Proceedings.

Neither we nor the Advisor is currently involved in any material litigation.

Item 1A. Risk Factors.

For information regarding factors that could affect our results of operations, financial condition and liquidity, see the risk factors discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025. There have been no material changes to the risk factors previously disclosed under Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2025.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

We have sold Class I shares to feeder vehicles created primarily to hold Class I shares and offer interests in themselves to non-U.S. persons as set forth in the table below. The offer and sale of Class I shares to the feeder vehicles was exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S thereunder.

Date of Unregistered Sale	Number of Class I Common Shares	Consideration
April 1, 2026	108,592	$1,226,000
May 1, 2026	0	$0
June 1, 2026	64,748	$731,000

Share Repurchase Plan

We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in our discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of all classes of shares is limited to no more than 2% of our aggregate NAV attributable to stockholders per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV attributable to stockholders per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding calendar quarter). Shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price. Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests and have established limitations on the amount of funds we may use for repurchases during any calendar month and quarter. Further, we may modify, suspend or terminate the share repurchase plan.

During the three months ended June 30, 2026, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requests received for the same period.

Month of:	Total Number of Shares Repurchased	Repurchases as a Percentage of NAV(1)	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(2)
April 2026	1,634,259	0.82%	11.31	1,634,259	—
May 2026	1,710,084	0.84%	11.26	1,710,084	—
June 2026	2,827,724	1.38%	11.24	2,827,724	—

	6,172,067	N/M	$11.26	6,172,067	—

(1)

Represents aggregate NAV of shares repurchased under our share repurchase plan over aggregate NAV of all shares outstanding. in each case, based on the NAV as of the last calendar day of the prior month.

(2)	All repurchase requests under our share repurchase plan were satisfied.

ITEM 3. Defaults Upon Senior Securities

None.

ITEM 4. Mine Safety Disclosures.

Not applicable.

ITEM 5. Other Information.

Second Amended and Restated Operating Partnership Agreement

On August 11, 2026, we, as the general partner, and other limited partners party thereto entered into that certain Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Second A&R Operating Partnership Agreement”). The Second A&R Operating Partnership Agreement amends and restates the prior version of the Operating Partnership agreement to make certain updates to the terms as requested by a state securities examiner.

Trading Arrangements

None of our directors or executive officers adopted or terminated a Rule 10b5-1 trading arrangement or a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K) during the quarter ended June 30, 2026.

ITEM 6. Exhibits.

Exhibit Number		Description

3.1		Articles of Amendment and Restatement (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A filed on January 24, 2018 and incorporated herein by reference).

3.2		Articles Supplementary (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 8, 2019 and incorporated herein by reference).

3.3		Bylaws (filed as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2023 and incorporated herein by reference).

4.1		Second Amended and Restated Distribution Reinvestment Plan (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025 and incorporated herein by reference).

10.1		Third Amended and Restated Advisory Agreement, dated May 12, 2026, by and among Nuveen Global Cities REIT, Inc., Nuveen Global Cities REIT OP, LP and Nuveen Global Cities Advisors, LLC. (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2026 and incorporated herein by reference)

10.2	*	Second Amended and Restated Limited Partnership Agreement of Nuveen Global Cities REIT OP, LP, dated August 11, 2026.

31.1	*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit Number	Description

32.1**	Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nuveen Global Cities REIT, Inc.

Date: August 13, 2026	By:	/s/ Michael J.L. Sales
Michael J.L. Sales Chairman of the Board and Chief Executive Officer

	By:	/s/ Robert J. Redican
Robert J. Redican Chief Financial Officer and Treasurer